UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
ALLEGHANY CORPORATION
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED APRIL 11, 2022

ALLEGHANY CORPORATION
1411 Broadway, 34th Floor
New York, New York 10018
   , 2022
Dear Stockholder:
You are cordially invited to attend a special meeting of the stockholders of Alleghany Corporation, a Delaware corporation (the “Company”), which will be held at     , on     , 2022, at    local time.
At the special meeting, holders of our common stock, par value $1.00 per share (“Company common stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of March 20, 2022, by and among Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), O&M Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Berkshire (“Merger Sub”), and the Company. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Berkshire (the “merger”). As a result of the merger, each issued and outstanding share of Company common stock (other than shares (a) held in the treasury of the Company or owned by Berkshire or any direct or indirect wholly owned subsidiary of Berkshire or (b) held by a stockholder who has demanded and perfected such holder’s demand for appraisal rights in accordance with Delaware law), will be cancelled and extinguished and converted into the right to receive $848.02 in cash, without interest.
The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the merger agreement.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.
The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.
Your vote is very important. The merger cannot be completed unless holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock vote in favor of the approval of the merger agreement and the merger. If you fail to vote on the proposal to approve the merger agreement and the merger or abstain from voting, the effect will be the same as a vote against the approval of the merger agreement and the merger.
While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company common stock to be voted on the matters to be considered at the special meeting. If you are a stockholder of record and desire your shares of Company common stock to be voted in accordance with the Board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company common stock in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.
If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company common stock. Without those instructions, your shares of Company common stock will not be voted, which will have the same effect as voting against the proposal to approve and adopt the merger agreement and the merger.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.
Thank you for your continued support.
Sincerely,

Jefferson W. Kirby Chair of the Board of Directors
Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated    , 2022 and is first being mailed to stockholders on or about     , 2022.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED APRIL 11, 2022

ALLEGHANY CORPORATION
1411 Broadway, 34th Floor
New York, New York 10018
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of Alleghany Corporation:
NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Alleghany Corporation, a Delaware corporation (the “Company”), which will be held at      , on        , 2022, at     local time to consider and vote upon the following proposals:
1.
to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of March 20, 2022, by and among Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), O&M Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Berkshire (“Merger Sub”), and the Company, and the merger of Merger Sub with and into the Company (the “merger”);

2.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to the Company’s named executive officers in connection with the merger; and
3.
to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and the merger.

The Company will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement for additional information with respect to the business to be transacted at the special meeting.
The holders of record of our common stock, par value $1.00 per share (“Company common stock”), at the close of business on     , 2022 are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.
The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the merger agreement.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.
Your vote is important, regardless of the number of shares of Company common stock you own. The approval of the merger agreement and the merger by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of the holders of a majority of the votes cast, in person or represented by proxy, at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.
You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement and the merger, but will not affect the advisory vote to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.
By order of the Board of Directors,

Christopher K. Dalrymple Senior Vice President, General Counsel and Secretary

, 2022

SUMMARY
This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies (page 16)
Alleghany Corporation
Alleghany Corporation (“Alleghany,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. The Company owns operating subsidiaries and manages investments, anchored by a core position in property and casualty reinsurance and insurance. The Company’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., which underwrites wholesale specialty insurance coverages; and CapSpecialty, Inc., an underwriter of specialty casualty and surety insurance coverages. The Company’s subsidiary Alleghany Capital Corporation owns and supports a diverse portfolio of eight non-financial businesses. See the section of this proxy statement entitled “The Companies—Alleghany Corporation” on page 16.
Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” on page 72.
Berkshire Hathaway Inc.
Berkshire Hathaway Inc. (“Berkshire”) is a Delaware corporation. Berkshire is a holding company that owns subsidiaries engaged in numerous diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis, a freight rail transportation business and a group of utility and energy generation and distribution businesses. Common stock of Berkshire is listed on the New York Stock Exchange (“NYSE”), trading symbols BRK.A and BRK.B. See the section of this proxy statement entitled “The Companies—Berkshire Hathaway Inc.” on page 16.
O&M Acquisition Corp.
O&M Acquisition Corp. (“Merger Sub”) is a Delaware corporation and wholly owned subsidiary of Berkshire that was formed on March 18, 2022, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See the section of this proxy statement entitled “The Companies—O&M Acquisition Corp.” on page 16.
The Merger Proposal (page 22)
You will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 2022, by and among the Company, Berkshire and Merger Sub (as it may be amended from time to time, the “merger agreement”) and the merger of Merger Sub with and into the Company (the “merger”). The merger agreement provides, among other things, that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Berkshire. As a result of the merger, each share of common stock, par value $1.00 per share (the “Company common stock”), issued and outstanding immediately before the effective time of the merger, other than shares (a) held in the treasury of the Company or owned by Berkshire or any direct or indirect wholly owned subsidiary of Berkshire or (b) held by a stockholder who has demanded and perfected such holder’s demand for appraisal rights in accordance with Delaware law, will be cancelled and extinguished and be converted into the right to receive $848.02 in cash, without interest (the “merger consideration”).
The Special Meeting (page 17)
The special meeting will be held at      , on      , 2022, at      local time.

Record Date and Quorum (page 18)
The holders of record of the Company common stock as of the close of business on     , 2022 (the “record date”) are entitled to receive notice of and to vote at the special meeting.
The presence at the special meeting, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting will constitute a quorum, permitting the Company to conduct its business at the special meeting.
Shares of Company common stock held by stockholders of record that submit a proxy, but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.
Shares of Company common stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.
Required Vote for the Merger (page 18)
Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.
For the Company to complete the merger, stockholders holding at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger.
A failure to vote your shares of Company common stock or an abstention from voting for the proposal to approve and adopt the merger agreement and the merger will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.
As of the record date, there were approximately      shares of Company common stock issued and outstanding.
Conditions to the Merger (page 58)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver by the Company, Berkshire and Merger Sub (except for the condition in the third bullet below which may be waived by Berkshire and Merger Sub) of the following conditions:
•	the approval of the merger agreement and the merger by the required vote of stockholders of the Company;
•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
•	the expiration or termination of any applicable waiting periods and all required clearances and approvals have been granted by the relevant non-U.S. governmental entities;
•	all consents and approvals have been obtained from applicable insurance regulators; and
•	the absence of any governmental order or law in effect that prevents the consummation of the merger.
The respective obligations of Berkshire and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:
•	the accuracy of the representations and warranties of the Company (subject to certain materiality qualifications);
•	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects;
•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied; and
•	the absence of any governmental order or law applicable to the merger that imposes certain restrictions on Berkshire or its subsidiaries, except for certain permitted restrictions.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:
•	the accuracy of the representations and warranties of Berkshire and Merger Sub (subject to a material adverse effect qualification);
•	Berkshire’s and Merger Sub’s performance of and compliance with their obligations and covenants under the merger agreement in all material respects; and
•	the delivery of an officer’s certificate by Berkshire certifying that the conditions described in the two preceding bullet points have been satisfied.
The consummation of the merger is not subject to any financing condition.
When the Merger Becomes Effective (page 47)
We expect to complete the merger in the fourth quarter of 2022, subject to the approval and adoption of the merger agreement and the merger by the Company’s stockholders as specified herein and the satisfaction or waiver of the other closing conditions.
Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (pages 26 and 29)
The Board of Directors of the Company (the “Board” or “Board of Directors”) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. For a description of the reasons considered by the Board in deciding to recommend approval and adoption of the merger agreement and the merger, see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
Opinion of the Company’s Financial Advisor (page 29)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of March 20, 2022 and based upon and subject to the factors and assumptions set forth therein, the $848.02 in cash per share of the Company common stock to be paid to the holders (other than Berkshire and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated March 20, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided financial advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.
Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $27 million, all of which is contingent upon consummation of the merger.
For additional information, see the section of this proxy statement entitled “Opinion of the Company’s Financial Advisor” beginning on page 29 and Annex B to this proxy statement.
Certain Effects of the Merger (page 22)
If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, with all of its property, rights, privileges, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. Upon completion of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares (i) held in the treasury of the Company or owned by Berkshire or any direct or indirect wholly owned subsidiary of Berkshire or (ii) held by a stockholder who has demanded and perfected such holder’s demand for appraisal rights in accordance with Delaware law, will be cancelled and extinguished and converted into the right to receive $848.02 in cash, without interest. Following completion of the merger, the Company common stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 48)
Restricted Stock Units. Each outstanding restricted stock unit that is not subject to any performance-based vesting requirements (each, an “RSU”), other than any Director RSU (as defined below), including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration and such amount, less any required withholding taxes, will be paid in cash to the holder of such RSU within 15 business days of the existing vesting date applicable to such RSU if the holder continues employment through the vesting date, subject to full accelerated vesting and payment within 15 business days (subject to any required delay in payment required by Section 409A of the Internal Revenue Code of 1986 (the “Code”)) of the earlier termination of the holder’s employment without cause or due to the holder’s death, total disability or qualified retirement (which for RSUs is defined as retirement on or after attaining age 60 and 10 years of service with the Company and its subsidiaries that is approved by the Company’s chief executive officer (or, in the case of the Company’s chief executive officer, approval by Berkshire’s chief executive officer or the compensation committee of Berkshire’s Board of Directors) after at least 90 days’ notice from the holder of his or her intent to retire (an “RSU Qualified Retirement”)). For any outstanding RSU that vests prior to the effective time of the merger, the RSU consideration will be paid without interest within 15 business days of closing.
Performance Shares. Each outstanding restricted stock unit that is subject to any performance-based vesting requirement (each, a “PSU”), other than the Match Award (as defined below), including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration (assuming maximum level performance was achieved for purposes of determining the number of PSUs) and such amount, less any required withholding taxes, will be paid in cash to the holder of such PSU at the time specified in the applicable plan and award agreement following the completion of the applicable performance period if the holder continues employment through the end of such performance period in accordance with the original payment terms of the award, without any ongoing performance-vesting conditions, subject to full accelerated vesting upon the earlier termination of the holder’s employment without cause or due to holder’s death, total disability or qualified retirement (which for PSUs is defined as retirement on or after attaining age 60 and 10 years of service with the Company and its subsidiaries (a “PSU Qualified Retirement”)).
Match Award. The PSUs granted under the performance share matching award to Joseph P. Brandon, the Company’s President and Chief Executive Officer, on April 1, 2022, as contemplated by Mr. Brandon’s employment agreement with the Company (the “Match Award”), including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount in cash equal to the merger consideration less any required withholding taxes, payable in cash to Mr. Brandon at the time specified in the applicable plan and award agreement following the completion of the performance period if Mr. Brandon continues employment through the end of such performance period in accordance with the original payment terms of the award. However, unlike the PSUs held by other employees, maximum level performance achievement will not be assumed for purposes of determining the number of PSUs under the Match Award. Instead, the amount payable to Mr. Brandon in respect of the Match Award will be determined based on the actual attainment of the “adjusted book value per common share” performance goal during the Match Award’s five-year performance period ending December 31, 2026 and the actual number of PSUs earned during the performance period. The merger agreement provides for full accelerated vesting of the right to receive the amount payable in respect of the Match Award upon the earlier termination of Mr. Brandon’s employment without cause or due to his death, total disability or PSU Qualified Retirement, consistent with the PSUs held by other employees.
Director Awards. Each outstanding RSU granted to our non-employee directors under the Company’s directors’ stock plans (the “Director RSUs”), including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration in cash at the time specified in the applicable plan and award agreement or applicable deferral election.
Except as specifically noted above, each RSU, PSU and Director RSU will be credited with interest at the prime rate from the effective time of the merger until the respective payment date.

Interests of the Company’s Directors and Executive Officers in the Merger (page 37)
In considering the recommendation of the Board that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as stockholders of the Company, some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:
•
The treatment of equity awards, including assuming maximum level performance for purposes of determining the number of PSUs held by PSU holders (other than with respect to the Match Award held by the President and Chief Executive Officer), as of the effective time of the merger.

•
Certain of the Company’s executive officers may receive a payment or benefit, which would constitute a “parachute payment” within the meaning of Section 280G of the Code in which case, pursuant to the merger agreement, the surviving corporation will provide a tax gross up (including with respect to any such gross up payments) to such executive officer for any excise taxes imposed under Section 280G of the Code in connection with the transactions contemplated by the merger agreement.

•	The Company’s directors and executive officers are entitled to continued indemnification coverage under the merger agreement and the Company’s organizational documents.
The Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement and the merger be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and see the section of this proxy statement entitled “The Merger—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement and the merger. These interests are described in more detail below in the section of the proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” and certain of them are quantified in the disclosure below.
Financing (page 37)
The Company and Berkshire estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $  billion. We understand that Berkshire intends to fund this amount through available cash.
Material U.S. Federal Income Tax Consequences of the Merger (page 43)
If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).
Regulatory Approvals Required for the Merger (page 45)
Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The Company and Berkshire filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on April 6, 2022.
The merger is also likely reportable and subject to the approval of antitrust and competition regulators in the following non-U.S. jurisdictions: Brazil, Canada, the European Union, Israel, Japan and South Africa. In addition, foreign filings might be required in a few other non-U.S. jurisdictions which have yet to be determined by the parties.
Insurance laws and regulations generally provide that no person may directly or indirectly acquire control of an insurance company unless and until that acquisition has been approved by the relevant domiciliary or other insurance regulator of that insurance company. Pursuant to those laws and regulations, Berkshire and/or the Company will file applications for prior approval or prior notifications relating to the various insurance company subsidiaries of the Company with a number of state insurance regulators in the United States, the Prudential Regulation Authority and Lloyd’s of London in the United Kingdom, the Commissariat Aux Assurances in Luxembourg, the Gibraltar Financial Services Commission in Gibraltar, the Banco Central del Paraguay in Paraguay, the Australian Prudential Regulation Authority in Australia, the Office of the Superintendent of Financial Institutions (and other provincial regulators) in Canada, the Bermuda Monetary Authority in Bermuda and the Financial Services Authority in Japan. Further, pursuant to the insurance laws and regulations of certain U.S. states, Berkshire will provide a prior notification to a number of applicable insurance regulatory authorities regarding the likely impact of the merger on market competition in its state.
Filings will also be made by Berkshire seeking non-disapproval of the insurance department of the State of Texas relating to the change of control of the Company’s subsidiary that is licensed as an agent and a third-party administrator in Texas which is not a resident of Texas.
Although Berkshire and the Company do not expect the relevant insurance regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Berkshire or the Company, as applicable, will obtain all required insurance regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition which, in such case, would permit Berkshire to refuse to close the transactions contemplated by the merger agreement and consummate the merger.
Dissenting Shares (page 49)
Under Delaware law, holders of Company common stock who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the applicable provisions of Delaware law. A copy of the Delaware statutory provisions related to appraisal rights is attached as Annex C to this proxy statement and a summary of these provisions can be found under “Appraisal Rights.” This appraisal value could be more than, the same as or less than the merger consideration that would have otherwise been received for those shares.
Delisting and Deregistration of Company Common Stock (page 46)
If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to the Company common stock. See the section of this proxy statement entitled “Delisting and Deregistration of Company Common Stock.”
Go-Shop; No Solicitation by the Company (page 54)
Pursuant to the terms of a “go-shop” provision in the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York time) on April 14, 2022 (such period, the “Go-Shop Period”), the Company may (i) solicit, initiate or facilitate the making of alternative takeover proposals from third parties; (ii) provide non-public information to third parties in connection with alternative takeover proposals; and (iii) participate in discussions and negotiations with third parties regarding alternative takeover proposals. After the Go-Shop Period, the Company has agreed not to (i) solicit, initiate or knowingly encourage inquiries or proposals relating to alternative takeover transactions or (ii) subject to certain exceptions, engage in discussions or negotiations regarding, or provide any non-public information in connection with, alternative takeover proposals. As described below, the Company has the right to terminate the merger agreement prior to the receipt of stockholder approval of the merger to accept a “superior proposal” during or following the Go-Shop Period, subject to the terms and conditions of the merger agreement. See the section of this proxy statement entitled “The Merger Agreement— Go-Shop; No Solicitation by the Company.” There is no termination fee payable in the event of any termination of the merger agreement.
Termination (page 59)
The Company and Berkshire may terminate the merger agreement by mutual written consent at any time before the effective time of the merger.

In addition, either the Company or Berkshire may terminate the merger agreement if:
•
the merger is not consummated on or before November 21, 2022 (as it may be extended, the “outside date”), subject to automatic extension to not later than March 21, 2023, if all of the conditions to the completion of the Merger other than the receipt of required regulatory approvals have been satisfied or are capable of being satisfied;

•
a governmental entity has issued a permanent injunction or similar order which is final and non-appealable restraining or otherwise prohibiting the consummation of the merger, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to prevent the entry of the permanent injunction or other order; or

•	the required vote of the stockholders of the Company to approve and adopt the merger agreement and the merger is not obtained at the special meeting (including any adjournments or postponements).
The Company may also terminate the merger agreement:
•
in connection with entering into a definitive agreement related to a superior proposal prior to the receipt of the required vote of the stockholders of the Company to approve and adopt the merger agreement and the merger, subject to the terms and conditions of the merger agreement, as further described below under “The Merger Agreement—Termination;” or

•
if Berkshire or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to the Company’s obligations to complete the merger would not be satisfied, and such breach is not cured by the outside date, as further described below under “The Merger Agreement—Termination.”

Berkshire may also terminate the merger agreement:
•	in the event of a withdrawal or change of recommendation by the Board or if the Board approves or recommends a takeover proposal; or
•
if the Company has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to Berkshire’s obligations to complete the merger would not be satisfied, and such breach is not cured by the outside date, as further described below under “The Merger Agreement—Termination.”

There are no termination fees payable upon any termination of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On March 20, 2022, the Company entered into a merger agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Berkshire, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Berkshire. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve and adopt the merger agreement and the merger and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of the Company by Berkshire through the merger of Merger Sub with and into the Company pursuant to the merger agreement. As a result of the merger, following the effective time, the Company will become a wholly owned subsidiary of Berkshire, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?
A:
If the merger is completed, you will be entitled to receive $848.02 in cash, without interest, for each share of Company common stock owned by you. For example, if you own 100 shares of Company common stock, you will be entitled to receive $84,802.00 in cash in exchange for your shares of Company common stock. You will not be entitled to receive shares in the surviving corporation or in Berkshire.

The merger consideration represents a multiple of 1.26 times the Company’s book value at December 31, 2021, a 29% premium to the Company’s average stock price over the 30 days prior to announcement of the merger agreement and a 16% premium to the Company’s 52-week high closing stock price prior to the announcement of the merger agreement.
Q:	Where and when is the special meeting?
A:	The special meeting will take place at , on , 2022, at local time.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve and adopt the merger agreement and the merger;
•	to approve, on an advisory (non-binding) basis, the compensation that may be payable to the named executive officers of the Company in connection with the merger; and
•
to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and the merger.

Q:	What vote of the Company’s stockholders is required to approve the merger agreement and the merger?
A:
Stockholders holding at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

As of the close business on    , 2022, the record date for the special meeting, there were shares of Company common stock issued and outstanding.
Q:	Have any significant stockholders indicated how they intend to vote at the special meeting?
A:
Jefferson W. Kirby, the Chair of our Board of Directors, controls 2.5% of the Company common stock and has indicated that he intends to vote those shares “FOR” the proposal to approve and adopt the merger agreement and the merger.

Q:	How many shares are needed to constitute a quorum?
A:
A quorum will be present if holders entitled to cast a majority of all votes entitled to be cast at the meeting on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you are a stockholder of record and you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.
If you hold your shares of Company common stock in “street name” with your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present at the special meeting since all of the proposals currently expected to be voted on at the special meeting are considered non-routine matters.
Q:	What vote of our stockholders is required to approve other matters to be discussed at the special meeting?
A:
The advisory (non-binding) proposal to approve the compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy at the special meeting.

Q:	What is the difference between a stockholder of record and a “street name” holder?
A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:	If I am a beneficial owner of shares held in street name, how do I vote?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the special meeting. Further, brokers who hold shares of Company common stock on behalf of their customers may not give a proxy to the Company to vote those shares without specific instructions from their customers.

If you are a Company stockholder who holds shares of Company common stock in “street name” and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger and, assuming a quorum is present, will have no effect on the other proposals.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote on any particular proposal, the Company common stock represented by your proxy will be voted in favor of each of the proposals.

Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends that our stockholders vote:
•	“FOR” the proposal to approve and adopt the merger agreement and the merger;
•	“FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger; and
•	“FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
Q:	What are some of the effects the merger will have on the Company?
A:
The Company common stock is currently registered under the Exchange Act, and is traded on the NYSE under the symbol “Y.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Berkshire. Following the consummation of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?
A:
If the merger agreement and the merger are not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of the Company common stock will continue to be listed and traded on the NYSE.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger?
A:
The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Berkshire. If the merger agreement and the merger are approved by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Company common stock?
A:
We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;
•	telephone, by calling the toll-free number listed on each proxy card; or
•	the Internet, by accessing the address provided on each proxy card.
If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Can I revoke my proxy?
A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?
A:
The vote to approve and adopt the merger agreement and the merger is based on the total number of shares of Company common stock issued and outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Will my shares of Company common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of Company common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Company common stock you hold of record, any shares of Company common stock so held will not be combined for voting purposes with shares of Company common stock you hold of record. Similarly, if you own shares of Company common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign, date and return, a separate proxy card for those shares of Company common stock because they are held in a different form of record ownership. Shares of Company common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Company common stock before completion of the merger?
A:
If you transfer your shares of Company common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of Company common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares of Company common stock?
A:
If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you post a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company common stock?
A:
Yes. Under Delaware law, holders of Company common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the applicable provisions of Delaware law. This appraisal value could be more than, the same as, or less than the merger consideration that would have otherwise been received for those shares.

To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to the Company prior to the vote on the proposal to approve and adopt the merger agreement and the merger, must not vote in favor of the proposal to approve and adopt the merger agreement and the merger, and must continue to hold the shares of Company common stock of record through the effective time. Failure to comply strictly with the procedures set forth in the applicable provisions of Delaware law will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute is reproduced in its entirety as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.
Q:	Will I have to pay taxes on the merger consideration I receive?
A:
If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:
If your shares of Company common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company common stock are voted.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitor for the Company in connection with the merger, or the Company.

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Toll-free: (800) 322-2885
proxy@mackenziepartners.com

or

Alleghany Corporation
1411 Broadway, 34th Floor
New York, New York 10018
Attention: Investor Relations
(212) 752-1356
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference in this proxy statement, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “project,” “expect,” “estimate,” “anticipate,” “plan,” “believe,” “should,” or the negative versions of those words or other comparable words. These forward-looking statements do not relate solely to historical or current facts, rather they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results.
Various forward-looking statements in this proxy statement relate to the acquisition by Berkshire of the Company. Important transaction-related and other risk factors that could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the completion of the transaction on unanticipated terms and timing, including delays in obtaining required stockholder and regulatory approvals, and in satisfying the other conditions to the completion of the transaction; (iii) significant transaction costs associated with the transaction; (iv) potential litigation relating to the transaction, including the effects of any outcomes related thereto; (v) the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations; (vi) the ability of the Company to retain and hire key personnel; and (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction.
Other factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:
•	significant weather-related or other natural or man-made catastrophes and disasters;
•	the effects of outbreaks of pandemics or contagious diseases, including the length and severity of the current pandemic, including its impact on the Company’s business;
•	the cyclical nature of the property and casualty reinsurance and insurance industries;
•	changes in market prices of the Company’s significant equity investments and changes in value of the Company’s debt securities portfolio;
•	adverse loss development for events insured by the Company’s reinsurance and insurance subsidiaries in either the current year or prior years;
•	the long-tail and potentially volatile nature of certain casualty lines of business written by the Company’s reinsurance and insurance subsidiaries;
•	the cost and availability of reinsurance;
•	the reliance by the Company’s reinsurance and insurance operating subsidiaries on a limited number of brokers;
•	legal, political, judicial and regulatory changes;
•	increases in the levels of risk retention by the Company’s reinsurance and insurance subsidiaries;
•	changes in the ratings assigned to the Company’s reinsurance and insurance subsidiaries;
•	claims development and the process of estimating reserves;
•	exposure to terrorist acts and acts of war;
•	the willingness and ability of the Company’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to the Company’s reinsurance and insurance subsidiaries;
•	the uncertain nature of damage theories and loss amounts;
•	the loss of key personnel at the Company or its operating subsidiaries;

•	fluctuation in foreign currency exchange rates;
•	the failure to comply with the restrictive covenants contained in the agreements governing the Company’s indebtedness;
•	the ability to make payments on, or repay or refinance, the Company’s debt;
•	risks inherent in international operations; and
•	difficult and volatile conditions in the global economy.
Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in the Company’s Form 10-K and subsequent filings with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

THE COMPANIES
Alleghany Corporation
Alleghany Corporation is a Delaware corporation with principal executive offices located at 1411 Broadway, 34th Floor, New York, New York 10018, telephone number 212-752-1356. The Company owns operating subsidiaries and manages investments, anchored by a core position in property and casualty reinsurance and insurance. The Company’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., which underwrites wholesale specialty insurance coverages; and CapSpecialty, Inc., an underwriter of specialty casualty and surety insurance coverages. The Company’s subsidiary Alleghany Capital Corporation owns and supports a diverse portfolio of eight non-financial businesses.
A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 23, 2022, and which is incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Berkshire Hathaway Inc.
Berkshire Hathaway Inc. is a Delaware corporation with principal executive offices located at 3555 Farnam Street, Omaha, Nebraska 68131, telephone number 402-346-1400. Berkshire is a holding company that owns subsidiaries engaged in numerous diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis, a freight rail transportation business and a group of utility and energy generation and distribution businesses. Common stock of Berkshire is listed on the NYSE, trading symbols BRK.A and BRK.B.
O&M Acquisition Corp.
O&M Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of Berkshire with principal executive offices located at 3555 Farnam Street, Omaha, Nebraska 68131, telephone number (402) 346-1400. Merger Sub was formed on March 18, 2022 solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held which will be held at    , on     , 2022,     at local time.
Purposes of the Special Meeting
One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and the merger. Our stockholders must approve and adopt the merger agreement and the merger for the merger to occur. If our stockholders fail to approve and adopt the merger agreement and the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under “The Merger Agreement.”
In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation that may become payable in connection with the merger is a vote separate and apart from the vote to approve and adopt the merger agreement and the merger. Accordingly, a stockholder may vote to approve and adopt the merger agreement and the merger and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Berkshire. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement and the merger are adopted and approved and regardless of the outcome of the advisory vote. Our stockholders are also being asked to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.
This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about     , 2022.
Recommendation of the Company’s Board of Directors
After careful consideration, the Board has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the merger agreement. Certain factors considered by the Board in reaching its decision to approve and adopt the merger agreement and the merger may be found in the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger.
In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum
The holders of record of Company common stock as of the close of business on     , 2022, the record date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, approximately    shares of Company common stock were issued and outstanding.
The presence at the special meeting, in person or by proxy, of holders entitled to cast a majority of all votes entitled to be cast at the meeting at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions as described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy” will be included in the calculation of the number of shares considered to be present at the special meeting.
Shares of Company common stock held by stockholders of record that submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.
Shares of Company common stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.
Required Vote
Each share of Company common stock issued and outstanding at the close of business on the record date is entitled to one vote at the special meeting.
For the Company to complete the merger, stockholders holding at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.
Approval of each of the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or represented by proxy at the special meeting. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.
As of the close of business on the record date, there were     shares of Company common stock issued and outstanding.
Voting by the Company’s Directors and Executive Officers
As of the close of business on the record date, directors and executive officers of the Company were entitled to vote      shares of Company common stock, or approximately    % of the shares of Company common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.
Voting; Proxies; Revocation
Attendance
All holders of shares of Company common stock as of close of business on the    , 2022 record date, including stockholders of record and beneficial owners of Company common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person
Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of Company common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.
Providing Voting Instructions by Proxy
To ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.
Shares of Common Stock Held by Record Holder
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Company common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card by Mail. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company common stock will be voted in the manner directed by you on your proxy card.
If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of Company common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Shares of Company Common Stock Held in “Street Name”
If your shares of Company common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.
In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Company common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Since all of the proposals currently expected to be voted on at the special meeting are considered non-routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals. For shares of Company common stock held in “street name,” only shares of Company common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement and the merger will be counted as a favorable vote for such proposal.

Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:
•
submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or
•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018.
Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.
Abstentions
An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger, and a vote “AGAINST” the adjournment proposal.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve and adopt the merger agreement and the merger, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.
The special meeting may be adjourned by the Board or the chairperson of the special meeting as long as the holders of a majority of the shares of Company common stock are present in person or represented by proxy at the special meeting. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company common stock. MacKenzie Partners, Inc., a proxy solicitation firm, has been retained to assist the Company in the solicitation of proxies for the special meeting, and the Company will pay

MacKenzie Partners, Inc. $75,000, plus reimbursement of out-of-pocket expenses for these services. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by MacKenzie Partners, Inc., or, without additional compensation, by certain of the Company’s directors, officers and employees.
Other Information
You should not return your stock certificate or send documents representing Company common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company common stock for the merger consideration.

THE MERGER

(PROPOSAL 1)
Certain Effects of the Merger
If the merger agreement and merger are approved and adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of Berkshire.
Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares (a) held in the treasury of the Company or owned by Berkshire or any direct or indirect wholly owned subsidiary of Berkshire or (b) held by a stockholder who has demanded and perfected such holder’s demand for appraisal rights in accordance with Delaware law, will be cancelled and extinguished and converted into the right to receive $848.02 in cash, without interest.
The Company common stock is currently registered under the Exchange Act and is traded on the NYSE under the symbol “Y.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Berkshire. Following the consummation of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.
Background of the Merger
As part of their ongoing evaluation of the Company’s business, the Board and the Company’s senior management periodically review and assess the Company’s operations, financial performance, total stockholder return, and prospects in light of industry conditions and the general economic environment and their potential impact on the Company’s long-term strategic goals and plans, which review and assessment includes potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives. Over the past few years, the Board has evaluated, and senior management has had conversations with third parties regarding, a disposition, spin-off and/or initial public offering of each of the Company’s Transatlantic Holdings, Inc., RSUI Group, Inc. and CapSpecialty, Inc. businesses.
On the evening of March 7, 2022, Mr. Brandon and Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire, met for dinner in New York City. Mr. Brandon, who took office as the Company’s Chief Executive Officer as of December 31, 2021 and previously had worked with Mr. Buffett as Chairman and Chief Executive Officer of Berkshire’s subsidiary General Re Corporation, had sent Mr. Buffett a copy of the annual letter to the Company’s stockholders, which accompanied the Company’s annual report, as the Company had done from time to time in prior years. Following receipt of the annual letter from Mr. Brandon, on February 25, 2022, Mr. Buffett suggested that they get together in New York or Nebraska.
After some casual conversation at the March 7 dinner meeting, Mr. Buffett conveyed Berkshire’s interest in acquiring the Company for $850 per share of common stock in cash, less any fee payable to the Company’s financial advisor, if the Board were interested in pursuing a transaction. He stated that Berkshire’s offer was not subject to any financing condition or any geopolitical risks and that Berkshire would not need to conduct any due diligence. Mr. Buffett indicated that if the Board were interested in pursuing a transaction at that price, Berkshire’s offer would be subject to both parties moving quickly to negotiate and announce a transaction. Mr. Buffett indicated that Berkshire would be willing to agree to a “go-shop” pursuant to which the Company would be able to solicit alternative proposals following execution of a merger agreement with Berkshire. Mr. Brandon said that he would convey Mr. Buffett’s offer to the Board, and would let him know if it were interested in pursuing a potential transaction.
Later on the evening of March 7, Mr. Brandon informed Jefferson W. Kirby, the Chair of the Board, and Christopher K. Dalrymple, Senior Vice President, General Counsel and Secretary of the Company, of Berkshire’s proposal. Mr. Kirby and Mr. Brandon agreed to call a special meeting of the Board to convey the offer and determine whether to proceed with further discussions.
On March 8, 2022, the Board met by videoconference with members of senior management and representatives of Willkie Farr & Gallagher LLP (“Willkie”), outside legal counsel to the Company. Mr. Brandon provided a summary of his discussion with Mr. Buffett and described the terms of Berkshire’s offer. Representatives of Willkie and Mr. Dalrymple reviewed the Board’s fiduciary duties in connection with considering a potential sale of the Company. The Board determined that it would be in the best interest of the Company to engage in discussions with Berkshire about a potential sale of the Company. Accordingly, the Board authorized Mr. Kirby and Mr. Brandon to engage in discussions with representatives of Berkshire about a potential transaction. In light of potential conflicts of interest of the Company’s employees that may arise in connection with a sale of the Company, the Board directed that any negotiations with Mr. Buffett or other representatives of Berkshire should include Mr. Kirby. The Board discussed engaging a financial advisor in connection with the potential transaction to provide advice, render a fairness opinion in the event a transaction were agreed to and advise on and coordinate the outreach to potential acquirors during the potential “go-shop” process. The Board discussed the merits of engaging Goldman Sachs versus other financial advisors in light of the Berkshire proposal that explicitly deducted the financial advisory fee (on a per share basis) from the price per share to be received by the Company’s stockholders. The Board considered that Goldman Sachs has extensive knowledge of the industries in which the Company operates and significant experience advising companies similar to the Company in connection with potential strategic transactions, and had previously advised the Company in connection with the evaluation of several strategic transactions and thus knew the Company well and was well known to the Company and its management, which would allow Goldman Sachs to meet the anticipated timeline without sacrificing thoroughness. The Board discussed the desire for confidentiality and the possibility of public disclosure if multiple potential investment banks were contacted. The Board determined that in light of the foregoing factors, Mr. Brandon should contact Goldman Sachs to discuss its potential engagement and its fee.
In an executive session of the non-employee directors, the Board again discussed potential conflicts of interest arising out of a sale of the Company, including in connection with any amounts that would be payable to management as a result of a sale transaction and any future employment of management with the potential buyer, taking into account that Mr. Brandon had previously worked with Mr. Buffett as Chairman and Chief Executive Officer of Berkshire’s subsidiary General Re Corporation. The non-employee directors reiterated that in light of these potential conflicts, there should be no discussions with Berkshire regarding management’s possible post-closing employment with the potential buyer or any amounts payable to management as a result of a transaction until after the price per share and other material terms of any transaction had been agreed upon, and that Mr. Kirby should participate in any price negotiations going forward if and when they occurred.
On March 10, 2022, Mr. Brandon and Mr. Dalrymple communicated to Mr. Buffett the Board’s willingness for the Company to pursue discussions regarding a potential transaction with Berkshire. They agreed that the next step would be for Mr. Kirby and Mr. Brandon to meet with Mr. Buffett in Nebraska. Later that day, the Company and Berkshire executed a confidentiality agreement which contained a customary standstill provision.
On March 12, 2022, Mr. Kirby and Mr. Brandon met with Mr. Buffett in Omaha, Nebraska. Mr. Buffett confirmed the terms of his original offer and underscored Berkshire’s ability to provide closing certainty, reiterating that the offer was not subject to any due diligence nor would the closing be contingent upon Berkshire obtaining third-party financing. Mr. Brandon left the meeting and Mr. Kirby then met with Mr. Buffett one-on-one. Mr. Kirby asked Mr. Buffett to increase the price by increasing the $850 price per share or potentially by eliminating the deduction to the merger consideration for the fee payable to the financial advisor. Mr. Kirby also asked Mr. Buffett if he would consider using Berkshire’s stock as a portion of the deal consideration. Mr. Buffett reiterated the terms of his original offer, indicating firmly he did not intend to change his position on those points.
On March 13, 2022, the Board met by videoconference with members of senior management and Willkie. Mr. Kirby and Mr. Brandon provided an update on their March 12 meeting with Mr. Buffett. Representatives from Willkie provided an overview of a potential transaction timeline, including the Company’s ability to solicit alternative proposals after signing during the Go-Shop Period, to receive unsolicited proposals during the subsequent “no-shop” period up until the date of the special meeting of stockholders, and the process to obtain required regulatory approvals. Willkie reviewed and the Board discussed its fiduciary duties. At the Board’s request, representatives of Goldman Sachs reviewed Mr. Buffett’s offer relative to the Company’s historical and projected performance and its valuation (using several customary financial metrics), led a discussion about the insurance industry and general M&A trends, ongoing inflation concerns and uncertain geopolitical conditions, and discussed a number of strategic alternatives including remaining as a stand-alone public company. Goldman Sachs also reviewed other potential acquirors of the Company and sale process alternatives. Goldman

Sachs then left the meeting and the Board authorized continued discussions about a potential transaction with Berkshire and the engagement of Goldman Sachs as financial advisor for a fee of $27 million (representing $1.98 per share of Company common stock, or 0.23% of the $850 per share price), understanding that the financial advisory fee would be deducted from the per share price and that Goldman Sachs’ role in advising the Board would be instrumental in ensuring a full and fair process consistent with the Board’s fiduciary duties, including soliciting alternative proposals following the announcement of any transaction with Berkshire in search of the highest price reasonably available. Representatives from Willkie reviewed information regarding certain relationships that Goldman Sachs had with Berkshire and its affiliates, as more fully described on page 29. After participating in a private session with the Board, Mr. Brandon was excused, following which the Board and representatives from Willkie discussed in an executive session the transaction and the timeline to potentially execute the merger agreement and to consummate a merger transaction.
Later on the evening of March 13, 2022, the Company executed an engagement letter with Goldman Sachs.
On March 14, 2022, Munger, Tolles and Olson LLP, outside legal counsel to Berkshire (“Munger”), and Willkie discussed drafting responsibilities among the lawyers and the anticipated timeline to execute a merger agreement. That afternoon, Munger sent Willkie an initial draft of the merger agreement that, among other things, included a 25-day “go-shop” provision, with a right for Berkshire to match any superior proposal with five business days’ notice, but no termination fee would be payable by the Company if, prior to the approval of the merger agreement by the Company’s stockholders, the Company were to terminate the agreement in favor of a superior proposal either during the “go-shop” period or thereafter. The draft merger agreement also proposed an outside date six months after the signing date, with the option to extend such date for 60 days to obtain any required regulatory approvals not received as of the outside date. The treatment of outstanding Company equity awards was not addressed in the draft. Later on March 14, 2022, senior management and Mr. Kirby informed Mr. Buffett and Marc D. Hamburg, Chief Financial Officer, Secretary and Senior Vice President of Berkshire, that the Company had engaged Goldman Sachs, and had agreed to pay Goldman Sachs a financial advisory fee if a transaction were consummated of $27 million, which is the equivalent of $1.98 per share of Company common stock.
On March 15, 2022, representatives of Willkie and Munger discussed Munger’s initial draft of the merger agreement, particularly the deduction from the purchase price of the financial advisory fee, the 25-day “go-shop” period, the five business day match right for Berkshire subsequent to a superior offer, the lack of a termination fee payable to Berkshire in the event there is a superior offer and the agreement is terminated, the terms of the regulatory approval provisions and the lack of a reverse termination fee in the event regulatory approval is not obtained, and the outside date of six months after signing with one 60-day extension to obtain regulatory approvals.
On March 16, 2022, Willkie sent Munger a revised draft of the merger agreement. Willkie’s draft included a “go-shop” period of 35 days and eliminated Berkshire’s matching right. The draft also included an outside date of eight months after signing with two automatic 60-day extensions, revisions to the regulatory approval provisions and a reverse termination fee that would be payable by Berkshire to the Company if the Company were to terminate the merger agreement due to the failure to obtain required regulatory approvals prior to the outside date.
On March 17, 2022, the Board met by videoconference with senior management and representatives from Willkie and Goldman Sachs. Willkie reviewed the Board’s fiduciary duties in the context of considering a potential sale of the Company and summarized the material terms of the merger agreement, including unresolved points relating to the length of the “go-shop” period and inclusion of a match right, the absence of a reverse termination fee due to regulatory approval failure, and the outside date and any permitted extension for regulatory approval. Willkie noted that Berkshire did not propose that the Company pay a termination fee if the Company were to terminate the merger agreement in order to accept a superior proposal from another acquiror, whether the superior proposal came during the “go-shop” period or thereafter during the “no-shop” period up until the actual date of the special meeting of stockholders to approve the sale of the Company. The Board discussed that the absence of a termination fee was highly unusual and favorable to the Company because termination fees made it more expensive for alternative acquirors to acquire a company and could discourage bidders from submitting proposals during a “go-shop” period or thereafter during the “no-shop” period. Willkie discussed the lack of a reverse termination fee that would be payable by Berkshire to the Company if antitrust or other regulatory approvals were not received.

Representatives from Goldman Sachs reviewed potential alternatives that could be available to the Company as an alternative to the status quo or a transaction with Berkshire, including the potential sale or spin-out of one or more of the Company’s business units, and each alternative’s potential value, execution risk and associated timing considerations and costs. The Board considered the merits and risks of contacting other potential acquirors prior to signing, including the risk that Berkshire, in light of Mr. Buffett’s past statements that Berkshire avoids auction processes and Berkshire’s track record of not participating in auctions, would withdraw its proposal, and the risk of a leak from such outreach and the impact of such a leak on the process for signing of a definitive agreement. After this discussion, the Board decided that the potential benefit of contacting other potential acquirors prior to signing was outweighed by the risks and that relying on the Company’s ability to solicit and consider superior proposals from an alternative acquiror after the announcement of a transaction with Berkshire without the prospect of having to pay Berkshire a termination fee if the Company were to terminate the merger agreement to enter into a superior proposal would be the appropriate strategy to pursue in the Company’s circumstances. In an executive session attended by the non-employee directors and representatives of Willkie, the Board discussed a memorandum prepared by senior management outlining a proposal for the treatment of outstanding Company equity awards upon the closing of the merger, and authorized senior management to communicate the proposal to Berkshire.
On March 17, 2022, Munger sent Willkie a revised draft of the merger agreement and thereafter Willkie and Munger finalized the open points of the transaction. After discussion and negotiation, the draft merger agreement provided for a 25-day “go-shop” period with two business days’ notice, no termination fees would be payable upon termination of the merger agreement and an outside date of eight months after the signing date with two automatic 60-day extensions thereof to obtain any regulatory approvals not received as of the outside date.
On March 18, 2022, senior management and Mr. Kirby communicated to Mr. Buffett and Mr. Hamburg the Board-authorized proposal for the treatment of outstanding Company equity awards upon the closing of the merger. The proposal provided that (i) each outstanding RSU (other than Director RSUs) would be valued at the merger consideration and paid out in cash on the existing vesting schedule following the closing, (ii) each outstanding PSU (other than the Match Award) would be valued at the merger consideration (assuming maximum level of performance was achieved) and paid to holders following the completion of the applicable performance period, (iii) each outstanding PSU under the Match Award held by Mr. Brandon would be subject to the same treatment as other PSUs except that in lieu of assuming maximum level performance, the amount of cash payable in respect of the Match Award would be determined based on actual attainment of the applicable performance goal during the applicable performance period, and (iv) each outstanding Director RSU of the Company would be valued at the merger consideration and paid to the holders at the same time as specified in the applicable plan and award agreement. Subsequently, Berkshire agreed with the material terms of this proposal, and Willkie and Munger reflected the terms in the merger agreement.
On March 20, 2022, the Board held a meeting by videoconference attended by the Company’s senior management and representatives of Goldman Sachs and Willkie. Representatives of Willkie reviewed the Board’s fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed merger agreement, and reviewed with the Board the terms of the proposed merger agreement. Representatives of Goldman Sachs then reviewed and discussed its financial analyses with respect to the Company and the proposed merger. Thereafter, at the request of the Board, Goldman Sachs rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Goldman Sachs’ written opinion dated the same date) as to, as of March 20, 2022, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.
The Board considered the benefits and costs to stockholders of capturing and monetizing the value of the business through Berkshire’s all-cash proposal, versus the risks and opportunities of continuing on a stand-alone basis or soliciting proposals for various divestiture alternatives such as the sale or spin out of one or more of the Company’s business units. The Board considered the terms of the merger agreement that would allow the Company to solicit and entertain third-party proposals following the execution and announcement of the merger agreement, without the prospect of having to pay a termination fee if the Board were to pursue an alternative proposal that was superior to the merger with Berkshire, no matter when the superior proposal was received prior to the special meeting of stockholders to approve the sale of the Company. After discussion, the Board concluded that it would be in the best interests of the Company and its stockholders to secure the benefits of the proposed transaction with Berkshire, while retaining the ability to pursue and accept a superior proposal following announcement of a transaction with Berkshire.
The Board unanimously approved the merger agreement as being in the best interests of the Company and its stockholders, and unanimously authorized the execution and delivery of the merger agreement.
That evening, the Company and Berkshire executed the merger agreement.
On the morning of March 21, 2022, prior to the commencement of trading on the NYSE, the Company and Berkshire issued a joint press release announcing the transaction and their execution of a definitive merger agreement.
On or about March 21, 2022, at the direction of the Board, representatives of Goldman Sachs began the “go-shop” process. During the “go-shop” process, 23 potential strategic bidders and 8 potential financial sponsor bidders were contacted about their potential interest in submitting a proposal for a transaction with the Company that would be superior to the one contemplated in the merger agreement with Berkshire.
Reasons for the Merger
As described above in the section of this proxy statement entitled “—Background of the Merger,” prior to and in reaching its determination to approve the merger agreement and the merger, the Board consulted with and received the advice of Goldman Sachs and Willkie, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger agreement and the merger, each of which the directors believed supported their decision, including the following material factors:
•
the current and historical market prices of the Company common stock, including the market performance of the Company common stock relative to general market indices and to other property and casualty reinsurance and insurance companies, in particular in light of the fact that the Company’s reinsurance and insurance subsidiaries constituted 84.3% of its stockholders’ equity as of December 31, 2021, and that the $848.02 per share price to be paid in cash in respect of each share of Company common stock, which represented a premium of 25.3% over the closing price of the Company common stock on March 18, 2022 (the last trading day prior to the Board’s approval of the merger agreement), a premium of 29% over the volume-weighted average closing share price of the Company common stock during the 30 days prior to the Board’s approval of the merger agreement, and a valuation of the Company at a multiple of 1.26 times the Company’s book value at December 31, 2021;

•
that the merger consideration of $848.02 in cash per share (representing $850.00 per share less the financial advisory fee due to Goldman Sachs) is likely to be more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to: an acquisition by a different buyer; dispositions of certain subsidiaries of the Company; acquisitions by the Company of other businesses; and the continued operation of the Company on a stand-alone basis taking into account its prospects, in each of the foregoing cases, in light of a number of factors, including the risks, costs, challenges, timing considerations and uncertainty associated with those alternatives;

•	the provisions of the merger agreement that permit the Company to explore a superior proposal, including:
○
the Company’s ability to solicit alternative proposals during the Go-Shop Period, to receive unsolicited proposals during the no-shop period and to furnish information to and engage in negotiations with third parties under the terms and conditions of the merger agreement as more fully described in the section of this proxy statement entitled “The Merger Agreement—Go Shop; No Solicitation by the Company” beginning on page 54;

○
the Board’s ability to consider, and under certain conditions, to accept, a superior proposal, subject to certain notice requirements and matching rights in favor of Berkshire, and the Company’s corresponding right to terminate the merger agreement in order to enter into a definitive agreement providing for such superior proposal, subject to the terms and conditions of the merger agreement; and

○
the absence of a termination fee during both the Go-Shop Period and the no-shop period, which the Board believed would make it more likely for potential acquirors to consider making a superior proposal for a business combination with the Company;

•
the Board’s understanding of the Company’s business, operations, financial condition, earnings, historical and projected financial performance, competitive position and the nature of the industries in which the Company competes, including the risks, uncertainties and challenges facing the Company in the reinsurance industry, including elevated inflation concerns, geopolitical uncertainty, increasing capital requirements, low interest rates and potential higher than expected insured losses;

•
the financial analyses reviewed and discussed with the Board by representatives of Goldman Sachs as well as the oral opinion of Goldman Sachs rendered to the Board on March 20, 2022 (which was subsequently confirmed in writing by delivery of Goldman Sachs’ written opinion dated the same date) to the effect that, as of such date and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the merger consideration to be received in the merger by the holders of Company common stock, other than Berkshire and its affiliates, was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinion of Goldman Sachs;”

•	the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $848.02 per share in cash to be paid in the merger;
•
the potential regulatory, commercial and financing issues that might arise in connection with pursuing a transaction with other potential parties that might have an interest in engaging in a strategic transaction with the Company, and whether any of those potential parties would be financially capable of executing such a transaction;

•
the fact that the consideration to be paid by Berkshire is all cash, which provides certainty of value and liquidity to the Company’s stockholders immediately upon the closing of the merger, especially when viewed against the risks and uncertainties inherent in the Company’s businesses, including long-term business and execution risks and uncertainty in global economic conditions;

•	the fact that the merger is not subject to approval by Berkshire’s stockholders;
•
Berkshire’s track record in successfully acquiring other companies, Berkshire’s market capitalization and financial strength, the absence of a financing condition in the merger agreement, the fact that Berkshire has the financial capacity to consummate the merger and the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•
the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed due to required regulatory approvals, based on, among other things:

○
the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve potential objections under any antitrust laws;

○
the absence of any expected significant substantive antitrust or other regulatory risks with respect to the consummation of the merger and the relative likelihood of obtaining required regulatory approvals; and

○
the provision of the merger agreement that allows the end date for completing the merger to be extended to January 21, 2023, if the merger has not been completed by the initial November 21, 2022 deadline, and if needed, extended again to March 21, 2023 if the merger has not been completed by January 21, 2023 because (i) the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act has not occurred, (ii) with respect to certain non-U.S. jurisdictions, not all notifications and filings have been made, not all appropriate waiting periods have expired or been terminated or not all clearances and approvals have been granted by the relevant governmental entity, or (iii) not all authorizations, consents, orders or approvals of, or declarations or filings with, any relevant insurance regulator shall have been filed, have occurred or have been obtained;
•
the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•
the fact that a vote of the Company’s stockholders is required under Delaware law to approve the merger agreement, and that, under the Company’s certificate of incorporation, a vote of stockholders holding at least seventy-five percent (75%) of the voting power of the Company common stock is required to approve the merger agreement.

In the course of its deliberations, the Board also considered a variety of risks and countervailing factors related to the merger agreement and the merger, including the following material factors:
•
the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions to the parties’ obligations to complete the merger, including with respect to the required approval of the transaction by antitrust and insurance regulatory authorities, which is beyond the Company’s control, and by the Company’s stockholders;

•
the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention, the potential disruptive effect on the Company’s day-to-day operations and the Company’s business relationships, and the market’s perception of the Company’s prospects, which could lead to a decline in the price of Company common stock;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company pending completion of the merger;

•
the fact that the stockholders of the Company will have no ongoing equity interest in the surviving corporation following the merger, meaning that the stockholders will not participate in Berkshire’s or the Company’s future earnings or growth, if any, or in the value of the common stock, and will not participate in any potential future sale of the Company to a third party;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;
•
the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions following the expiration of the Go-Shop Period, subject to specified exceptions, and that require the Company to negotiate with Berkshire (if Berkshire desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•	the likelihood of distracting litigation from shareholder suits in connection with the merger or attempts by shareholders to discourage a vote in favor of the merger;
•
the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated the Company may be required to bear such costs; and

•
the fact that the receipt of cash by stockholders in exchange for shares of common stock pursuant to the merger will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors, including the following:
•	the prior relationships between Goldman Sachs and Berkshire, including the fact that Goldman Sachs disclosed to the Board information regarding such relationships; and
•
the fact that the Company’s executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement, to be advisable and in the best interests of the Company, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14.
Recommendation of the Company’s Board of Directors
After careful consideration, the Board has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger.
Opinion of the Company’s Financial Advisor
Goldman Sachs rendered its opinion to the Board that, as of March 20, 2022 and based upon and subject to the factors and assumptions set forth therein, the $848.02 in cash per share of Company common stock to be paid to the holders (other than Berkshire and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated March 20, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided financial advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial analyses and forecasts for the Company prepared by management of the Company, as approved for Goldman Sachs’ use by the Company, referred to in this section as the “Forecasts” which are summarized in the section of this proxy statement entitled “The Merger—Unaudited Prospective Financial Information” beginning on page 35.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance and reinsurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and Goldman Sachs’ services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions and Goldman Sachs relied on the Company’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Prior to the entry into the merger agreement, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $848.02 in cash per share of Company common stock to be paid to the holders (other than Berkshire and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the $848.02 in cash per share of Company common stock to be paid to the holders (other than Berkshire and its affiliates) of the outstanding shares of

Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which the shares of Company common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Berkshire or the merger, or as to the impact of the merger on the solvency or viability of the Company, Berkshire or Merger Sub, or the ability of the Company, Berkshire or Merger Sub to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs. In addition, Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 18, 2022, the last trading day prior to the date that Goldman Sachs rendered its opinion to the Board, and is not necessarily indicative of current market conditions.
Analysis of Implied Premiums
Goldman Sachs reviewed the historical trading prices for Company common stock for the one-year period ending March 18, 2022. In addition, Goldman Sachs analyzed the consideration to be paid to holders of the outstanding shares of Company common stock pursuant to the merger agreement in relation to:
•	$676.75, the closing price of the shares of Company common stock on March 18, 2022 (which we refer to as the “Current Share Price”);
•
$610.84, the closing price of the shares of Company common stock on March 7, 2022, the date on which the Company received an acquisition proposal from Berkshire (which we refer to as the “Date of Berkshire Offer Share Price”);

•
$821.58, the all-time highest closing price of the shares of Company common stock, as adjusted for special dividends paid by the Company (which we refer to as the “Adjusted All-time High Share Price”);

•	$729.80, the highest closing trading price per share of Company common stock for the 52-week period ended March 18, 2022 (which we refer to as the “52-Week High Price”);
•	$598.73, the lowest closing trading price per share of Company common stock for the 52-week period ended March 18, 2022 (which we refer to as the “52-Week Low Price”);
•	$656.92, the volume weighted average price (which we refer to as the “VWAP”) of the shares of Company common stock over the 30-day period ended March 18, 2022 (which we refer to as the “30-Day VWAP”);
•	$663.01, the VWAP of the shares of Company common stock over the 90-day period ended March 18, 2022 (which we refer to as the “90-Day VWAP”); and
•	$663.31, the VWAP of the shares of Company common stock over the 180-day period ended March 18, 2022 (which we refer to as the “180-Day VWAP”).

This analysis indicated that the price per share of Company common stock to be paid to the Company stockholders pursuant to the merger agreement represented:
Implied Premium Represented by $848.02 Per Share of Company Common Stock Merger Consideration
Reference Price Per Share of Company common stock:
Current Share Price of $676.75	25.3%
Date of Berkshire Offer Share Price of $610.84	38.8%
Adjusted All-time High Share Price of $821.58	3.2%
52-Week High Price of $729.80	16.2%
52-Week Low Price of $598.73	41.6%
30-Day VWAP of $656.92	29.1%
90-Day VWAP of $663.01	27.9%
180-Day VWAP of $663.31	27.8%
Illustrative Dividend Discount Analysis
Using the Forecasts, Goldman Sachs performed an illustrative dividend discount analysis on the Company to derive a range of illustrative values per share for the Company’s fully diluted shares of Company common stock. Goldman Sachs discounted the estimated capital return to shareholders (in the form of dividend streams and share repurchases) from the Company for the period 2022 through 2024 as reflected in the Forecasts, which contemplate only share repurchases and no dividends, and the range of terminal values to derive present values, as of December 31, 2021, for the Company. Goldman Sachs calculated a range of terminal values for the Company by applying P/BV multiples ranging from 0.90x to 1.20x to the projected book value per share (including accumulated other comprehensive income (“AOCI”)) of the Company in 2024 as reflected in the Forecasts. These illustrative P/BV multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, the current and historical observed P/BV multiples for the Company. Goldman Sachs used a range of discount rates from 9.2% to 10.4%, reflecting estimates of the Company’s cost of equity. Goldman Sachs derived such estimated cost of equity by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the U.S. financial markets generally. This analysis implied a value of $599 to $807 per share of Company common stock (rounded to the nearest $1.00) as of December 31, 2021 (based on fully diluted shares of Company common stock outstanding as of March 18, 2022, as provided by the Company’s management).
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 to 2024. Goldman Sachs first calculated and implied a range of theoretical future values per share of Company common stock as of December 31, 2022 through December 31, 2024, by applying illustrative P/BV multiples ranging from 0.90x to 1.20x to the Company’s projected book value per share of Company common stock (including AOCI) as of December 31 of each such year, per the Forecasts. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical observed P/BV multiples for the Company. Goldman Sachs then discounted to present value as of December 31, 2021 both the range of theoretical future values per share it derived for the Company and the estimated dividends to be paid per share of Company common stock through the end of the applicable period as reflected in the Forecasts using a discount rate of 9.8%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such estimated cost of equity by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the U.S. financial markets generally. This analysis resulted in a range of implied present values of $567 to $791 per share of Company common stock (rounded to the nearest $1.00).

Selected Precedent Transaction Analysis
Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since 2014 involving target companies in the property and casualty insurance and reinsurance industry.
For each of the selected transactions, Goldman Sachs calculated and compared: (i) the equity value of each transaction as a multiple of the target company’s book value (including AOCI) as reported or calculated using publicly available financial information for the most recent financial period reporting date prior to the announcement (“P/BV multiples”) of the applicable transaction. While none of the target companies in the selected transactions are directly comparable to the Company and none of the selected transactions are directly comparable to the merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.
The following table presents the results of this analysis:
Announced	Acquiror	Target	P/BV Multiple
October 28, 2021	Covéa Mutual Group Insurance Company	PartnerRe Ltd.	1.28x
October 29, 2018	RenaissanceRe Holdings Ltd.	Tokio Millennium Re AG	1.02x
August 28, 2018	Apollo Global Management, LLC	Aspen Insurance Holdings Limited	1.12x
March 5, 2018	AXA SA	XL Group Ltd	1.51x
January 22, 2018	American International Group, Inc.	Validus Holdings, Ltd.	1.57x
December 18, 2016	Fairfax Financial Holdings Limited	Allied World Assurance Company Holdings, AG	1.35x
October 5, 2016	SOMPO Holdings, Inc	Endurance Specialty Holdings Ltd.	1.36x
April 14, 2015	Exor SpA	PartnerRe Ltd.	1.10x
July 27, 2015	China Minsheng International Holding Pte. Ltd.	Sirius International Insurance Group, Ltd.	N/A
March 31, 2015	Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.	1.21x
November 24, 2014	RenaissanceRe Holdings Ltd.	Platinum Underwriters Holdings, Ltd.	1.13x
Based on the results of the foregoing calculations of P/BV multiples and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of price to book value (including AOCI) multiples of 1.12x to 1.36x (representing the 25th and 75th percentile premium, respectively, of the implied price to book value multiples calculated for the transactions as described above) to the Company’s December 31, 2021 fully diluted book value (including AOCI) per share of Company common stock of approximately $673.39 (based on fully diluted shares of Company common stock outstanding as of March 18, 2022, as provided by the Company’s management) to derive a range of implied values per share of Company common stock of $756 to $914 (rounded to the nearest $1.00).
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from January 1, 2017 through March 18, 2022 involving targets that were public companies based in the U.S. in which the disclosed enterprise values for the transactions were greater than $1.0 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile of the premia paid in the 231 acquisitions announced during such period relative to the target’s closing stock price one day prior to the original announcement date of the transaction. This analysis indicated (i) a median premium of approximately 29.5%, (ii) a 25th percentile premium of approximately 16.5% and (iii) a 75th percentile premium of approximately 53.0% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 16.5% to 53.0% to the closing price per share on March 18, 2022 of $676.75 and calculated a range of implied values per Share of $788 to $1,035 (rounded to the nearest $1.00).

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Berkshire or the merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than Berkshire and its affiliates) of the outstanding shares of Company common stock of the $848.02 in cash per share of Company common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Berkshire, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The consideration of $848.02 in cash per share of Company common stock was determined through arm’s-length negotiations between the Company and Berkshire and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Berkshire, any of their respective affiliates and third parties, including affiliates of Warren Buffett, a significant shareholder of Berkshire (the “Significant Shareholder”) or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Goldman Sachs Investment Banking Division has received, and may receive, compensation, including having acted as a book runner with respect to a public offering of the Company’s 3.25% senior unsecured notes due August 2051 (aggregate principal amount $500,000,000) in July 2021; and as a book runner with respect to a public offering of the Company’s 3.625% senior unsecured notes due May 2030 (aggregate principal amount $500,000,000) in May 2020. During the two-year period ended March 20, 2022, the Investment Banking Division of Goldman Sachs has also been engaged by Berkshire or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation, including having acted as a book runner with respect to a public offering by Burlington Northern Santa Fe Corporation, a subsidiary of Berkshire, of its investment grade bonds due in 2051 (aggregate principal amount $925,000,000) in March 2021; as a book runner with respect to a public offering of Berkshire’s JPY-denominated senior notes (aggregate principal amount $2,316,000,000) in April 2020; and as a book runner with respect to a public offering of Burlington Northern

Santa Fe Corporation’s investment grade bonds (aggregate principal amount $575,000,000) in April 2020. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Berkshire, the Significant Shareholder and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter, dated March 13, 2022, as amended, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $27 million, all of which is contingent upon consummation of the merger. In addition, the Company has agreed to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of Goldman Sachs’ engagement.
Unaudited Prospective Financial Information
In the ordinary course of business and not in connection with the merger, management of the Company prepared certain unaudited prospective financial information of the Company for the fiscal years 2022 through 2024, which information is referred to as the “Projections.” The Projections were prepared in the ordinary course for internal use only and not for public disclosure and were provided to the Board for the purposes of considering, analyzing and evaluating the merger. The Projections were also provided to and approved by the Company for use by, Goldman Sachs, the Company’s financial advisor, for the purposes of its respective financial analysis and fairness opinion, as described in the section of this proxy statement entitled “The Merger—Opinion of the Company’s Financial Advisor.” The projections were not provided to Berkshire in connection with its consideration and evaluation of the merger.
The Company does not as a matter of course make public projections as to future book value, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Projections are not included in this proxy statement to influence any decision on whether to vote for the merger proposal, but rather we have included a summary of these Projections below to give our stockholders access to certain nonpublic information provided to the Board and our financial advisor in connection with the merger. The inclusion of the Projections should not be regarded as an indication that the Board, the Company, Berkshire, Merger Sub, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results.
The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.
Projections of this type are based on estimates and assumptions in many respects, and as a result, subject to interpretation. While presented with numeric specificity, these Projections were based on numerous variables and assumptions (including, but not limited to, industry performance and competition and general business, economic, market and financial conditions and additional matters specific to the Company’s businesses) that are inherently subjective and uncertain and are beyond the control of our management. Important factors that may affect actual results and cause these Projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. Also see the section of this proxy statement entitled “Where You Can Find More Information.” These Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these Projections. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.
The Projections contain certain adjusted financial measures that our management believes the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of the Company. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. While we believe these adjusted financial measures provide meaningful and useful information to investors, analysts, rating agencies and others who use financial information in evaluating the performance of the Company, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by our Board or our financial advisor in connection with their respective evaluation of the merger. Accordingly, we have not provided a reconciliation of the adjusted financial measures included in the Projections to the relevant GAAP financial measures.
The following is a summary of the Projections:
Summary of the Unaudited Prospective Financial Information
(dollars in millions, except for per share data)
	Fiscal Year
	2022	2023	2024
Net Premiums Earned	$6,797	$7,595	$8,127
Book Value per share	$702	$789	$887
Diluted Book Value per share(1)	$692	$777	$874
Adjusted Earnings(2)	$839	$1,075	$1,219
Adjusted Return on Equity(3)	9.0%	11.1%	11.4%
Common Stock Repurchases(4)	$250	$250	$250
(1)	Based upon forecasted basic shares outstanding and an additional 0.188 million fully diluted shares outstanding (assuming maximum level performance in respect to the PSUs).
(2)
Based on net earnings attributable to Alleghany adjusted for post-tax change in fair value of equity securities, net realized capital gains, change in allowance for credit losses on available for sale securities and amortization of intangible assets.

(3)	Calculated as adjusted earnings divided by average stockholders’ equity.
(4)	All capital return to stockholders was projected to be in the form of common stock repurchases.
Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.
For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing
The Company and Berkshire estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $    billion. We understand that Berkshire intends to fund this amount through available cash.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement and the merger be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and the section entitled “The Merger—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement and the merger. These interests are described in more detail below, and certain of them are quantified in the disclosure below.
Treatment of Company Equity Awards
As described below under the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards,” equity-based awards held by the Company’s directors and executive officers immediately prior to the effective time of the merger will be treated at the effective time of the merger as follows:
Restricted Stock Units. Each outstanding RSU, other than Director RSUs, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration and such amount, less any required withholding taxes, will be paid in cash to the holder of such RSU within 15 business days of the existing vesting date applicable to such RSU if the holder continues employment through the vesting date. In addition, the merger agreement provides for full accelerated vesting and payment of such amount within 15 business days (subject to any required delay in payment required by Section 409A of the Code) of the earlier termination of holder’s employment without cause or due to the holder’s death, total disability or RSU Qualified Retirement, in each case, prior to the applicable vesting date. The table below sets forth the number of shares of Company common stock, rounded to the nearest whole share, subject to RSUs held by each of the Company’s executive officers and the applicable vesting date of each such RSU:
Name	Number of Shares Subject to RSUs	Vesting Date
Weston M. Hicks	—	—
Joseph P. Brandon	1,150	1/15/2023
Kerry J. Jacobs	202	1/15/2023
	384	7/1/2023
	581	1/21/2024
	809	1/19/2025
	1,550	4/23/2025
	538	1/18/2026
Christopher K. Dalrymple	607	1/15/2023
	726	1/21/2024
	971	1/19/2025
	1,550	4/23/2025
	904	1/18/2026
John F. Shannon	151	1/15/2023
	387	1/21/2024
	560	1/19/2025
	1,550	4/23/2025
	565	1/18/2026

Performance Shares. Each outstanding PSU, other than the Match Award, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration (assuming maximum level performance was achieved for purposes of determining the number of PSUs) and such amount, less any required withholding taxes, will be paid in cash to the holder of such PSU at the time specified in the applicable plan and award agreement following the completion of the applicable performance period if the holder continues employment through the end of such performance period in accordance with the original payment terms of the award, without any ongoing performance-vesting conditions. In addition, the merger agreement provides for full accelerated vesting of the right to receive such amount upon the earlier termination of holder’s employment without cause or due to holder’s death, total disability or PSU Qualified Retirement, consistent with the original terms of these awards. The table below sets forth the number of shares of Company common stock, rounded to the nearest whole share, subject to PSUs held by each of the Company’s executive officers (assuming maximum level performance) and the last day of the applicable performance period, excluding the Match Award:
Name	Number of Shares Subject to PSUs (Assuming Maximum Level Performance)	Last Day of Applicable Performance Period
Weston M. Hicks(1)	19,619	12/31/2021
Joseph P. Brandon(2)	3,802	12/31/2022
	5,339	12/31/2023
	6,821	12/31/2024
	6,364	12/31/2025
	2,372	12/31/2026
Kerry J. Jacobs	442	12/31/2022
	1,060	12/31/2023
	1,908	12/31/2024
	2,018	12/31/2025
	808	12/31/2026
Christopher K. Dalrymple	1,274	12/31/2022
	1,667	12/31/2023
	1,784	12/31/2024
	1,390	12/31/2025
	452	12/31/2026
John F. Shannon	306	12/31/2022
	724	12/31/2023
	1,036	12/31/2024
	846	12/31/2025
	282	12/31/2026
(1)	Mr. Hicks’s PSUs became fully vested on December 31, 2021 and are scheduled to be settled in July 2022.
(2)	This table does not include Mr. Brandon’s Match Award, which is described below.
Match Award. The PSUs granted to Mr. Brandon under the Match Award, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount in cash equal to the merger consideration less any required withholding taxes, payable to Mr. Brandon at the time specified in the applicable plan and award agreement following the completion of the performance period if Mr. Brandon continues employment through the end of such performance period in accordance with the original payment terms of the award. However, unlike the PSUs held by other employees, maximum level performance achievement will not be assumed for purposes of determining the number of PSUs under the Match Award. Instead, the amount payable to Mr. Brandon in respect of the Match Award will be determined based on the actual attainment of the “adjusted book value per common share” performance goal during the Match Award’s five-year performance period ending December 31, 2026 and the actual number of

PSUs earned during the performance period. The merger agreement provides for full accelerated vesting of the right to receive the amount payable in respect of the Match Award upon the earlier termination of Mr. Brandon’s employment without cause or due to his death, total disability or PSU Qualified Retirement, consistent with the PSUs held by other employees. The number of shares subject to the PSUs under Mr. Brandon’s Match Award are 11,457 assuming target level performance and 22,914 assuming maximum level performance.
In addition, similar “at risk” treatment may apply to other PSUs held by Mr. Brandon to the extent necessary to eliminate or reduce exposure to Mr. Brandon under Section 280G of the Code, as agreed to by the Company, which could result in a reduced payout to Mr. Brandon in respect of his other PSUs depending on the actual attainment of the performance goals during the applicable performance period.
Director Awards. Each outstanding Director RSU, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation the merger consideration in cash at the time specified in the applicable plan and award agreement or applicable deferral election. In addition, the equity awards made to our non-employee directors on the business day following our 2021 annual meeting of stockholders pursuant to the Company’s 2015 Directors’ Stock Plan will vest as of April 30, 2022.
Each RSU (except for any RSU that vests prior to the effective time of the merger), PSU and Director RSU will be credited with interest at the prime rate from the effective time of the merger until the respective payment date.
Deferred Compensation Plan. The Company’s Officers and Highly Compensated Employees Nonqualified Deferred Compensation Plan (the “DCP”) provides for unfunded nonqualified deferred compensation arrangements for the benefit of officers and highly compensated employees of the Company and certain subsidiaries. Under the DCP, the Company may make contributions to a participant’s plan account and participants may elect to defer all or a portion of their base salary or non-equity incentive compensation under the plan. A participant may elect to have amounts under the plan either credited with interest at the prime rate (“notional prime rate election”), treated as though invested in the Company’s common stock (“common stock election”), or increased or decreased by an amount proportionate to the growth or decline in the Company’s stockholders’ equity per share (“stockholders equity election”). The merger agreement provides that any amounts for which a “common stock election” or a “stockholders equity election” is in effect under the DCP will be deemed reinvested into the “notional prime rate election” alternative thereunder. After the closing of the merger, no further “common stock elections” or “stockholders equity elections” will be permitted under the DCP.
Quantification of Payments. For an estimate of the amounts that would be realized by the Company’s named executive officers in respect of their equity awards in connection with the merger, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. We estimate that the aggregate amount that would be realized by the Company’s eight non-employee directors in respect of their equity-based awards is $15,985,805.
CEO Employment Agreement
Mr. Brandon’s employment agreement provides that, in the event of a termination of his employment by the Company without cause (other than due to death or total disability), subject to his execution of a release of claims in favor of the Company and its affiliates, he will be entitled to continued payment of his base salary until such payments aggregate $1,050,000 on a gross basis, as severance. Such severance payments shall be conditioned on Mr. Brandon’s compliance with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and one-year post-termination non-competition and non-solicitation covenants. Mr. Brandon’s severance payments would be payable over time following a qualifying termination of employment without regard to the consummation of the merger and are not enhanced by reason of the merger or a termination of employment following the merger.
For an estimate of the value of the severance payments and benefits described above that would be payable to Mr. Brandon, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.
Match Award
Pursuant to Mr. Brandon’s employment agreement, he is entitled to receive a matching PSU award covering the first $7.5 million worth of shares of Company common stock (assuming target level performance) that he purchased during the period between October 1, 2021 and September 30, 2022 and shares of Company common stock that he notionally invested into his account under the DCP as of April 1, 2022. Between October 1, 2021 and March 4, 2022, Mr. Brandon purchased 9,085 shares of Company common stock on the open market and, pursuant to the terms of the DCP and his Match Award agreement, his account under the DCP was notionally invested on March 1, 2022 into another 2,386.9279 shares of Company common stock, which shares became subject to the Match Award agreement.
The award agreement for Mr. Brandon’s Match Award provides that PSUs will be earned based on the Company’s “Adjusted Book Value Per Common Share” (as defined in the award agreement) achievement during the five year period commencing January 1, 2022 and ending December 31, 2026. 200% of the target PSUs will be earned for Adjusted Book Value Per Common Share achievement of 10% or more, 100% will be earned for Adjusted Book Value Per Common Share achievement of 7%, 50% will be earned for Adjusted Book Value Per Common Share achievement of 4% and 0% will be earned for Adjusted Book Value Per Common Share achievement of less than 4%, with straight-line interpolation used to calculate the earned amount if achievement is between the percentages above.
Pursuant to the Match Award agreement, to earn the PSUs under the Match Award, Mr. Brandon would be required to remain in continued employment with the Company through the end of the performance period, except that, if his employment terminates on or after December 31, 2024 (i) by the Company without “Cause” (as defined in Mr. Brandon’s employment agreement), or (ii) due to his death, total disability or retirement (which is defined in Mr. Brandon’s Match Award agreement as his retirement from the Company that occurs after he has attained age 65 and has completed 12 years of service, provided that he has not engaged in conduct that constitutes “Cause” prior to his retirement), Mr. Brandon would be entitled to pro-rata vesting of his matching PSUs based on the Company’s “Adjusted Book Value Per Common Share” achievement during the performance period as of the December 31st immediately preceding his termination date or, if his employment terminates on December 31st, as of such date.
Under the merger agreement, each outstanding PSU under the Match Award, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration, less any required withholding taxes, payable in cash to Mr. Brandon at the time specified in the applicable plan and award agreement following the completion of the performance period if Mr. Brandon continues employment through the end of such performance period in accordance with the original payment terms of the award. However, unlike the PSUs held by other employees, maximum level performance achievement will not be assumed for purposes of determining the number of PSUs under the Match Award. Instead, the amount payable to Mr. Brandon in respect of the Match Award will be determined based on the actual attainment of the “adjusted book value per common share” performance goal during the Match Award’s five-year performance period ending December 31, 2026. The merger agreement provides for full accelerated vesting of the right to receive the amount payable in respect of the Match Award upon the earlier termination of Mr. Brandon’s employment without cause or due to his death, total disability or PSU Qualified Retirement, consistent with the PSUs held by other employees.
Mr. Brandon’s award agreement also provides that he must maintain unencumbered beneficial ownership of the purchased shares and notional shares credited under the DCP on which matching PSUs were granted and shares of the Company’s common stock he owned as of the date of grant of the Match Award, which covered a total of 34,325.9279 shares of Company common stock (collectively, the “Vested Securities”), throughout the five-year performance period in order to receive the full amount of matching PSUs. However, pursuant to the merger agreement, shares of common stock owned by Mr. Brandon that are treated as Vested Securities will be converted into the right to receive an amount in cash based on the per share merger consideration, and notional shares of common stock credited to Mr. Brandon under the DCP that are treated as Vested Securities will be deemed to be reinvested into the “notional prime rate election” alternative under the DCP. As a result, after the merger, Mr. Brandon will no longer hold any Vested Securities and, consequently, the foregoing restriction on transferring Vested Securities will cease to apply.
Interim Period Director Cash Compensation
In connection with the merger agreement, commencing effective May 1, 2022, the non-employee directors will be paid a fixed monthly cash retainer for their continued service on the Board until the closing of the merger consisting of: (i) $12,500 per month, which is being paid in lieu of the grant of an annual equity award in respect of 2022; (ii) $8,333.33 (or, for Mr. Kirby, $17,500) per month, which is being paid in lieu of the annual cash retainer for Board service that non-employee directors are otherwise entitled to receive; and (iii) the amount of annual cash payments that non-employee directors are otherwise entitled to receive for committee service, paid pro rata on a monthly basis until the closing of the merger.
The non-employee directors were granted annual equity awards on the business day following the 2021 annual meeting of stockholders, which are scheduled to vest at the next annual meeting of stockholders, which was expected to occur in April 2022. The 2022 annual meeting of stockholders is not expected to be held in April 2022. As a result, in connection with the merger agreement, the Company agreed to cause the 2021 annual equity awards granted to the Company’s non-employee directors to vest on April 30, 2022.
Post-Closing Severance
In accordance with the disclosure letter to the merger agreement, Berkshire will cause the surviving corporation to provide severance to any employee, including any executive officer, who is terminated without cause by Berkshire or its subsidiaries within one year following the effective time of the merger, equal to one year’s salary and target annual bonus (or, for John F. Shannon, the Company’s Senior Vice President and Chief Investment Officer, his maximum annual bonus), plus full COBRA premium subsidy for such period, subject to such employee’s execution of an effective general release of claims in favor of the surviving corporation and its affiliates (the “Post-Closing Severance Program”).
For an estimate of the value of the severance payments and benefits described above that would be payable to each of the Company’s named executive officers, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.
Section 280G Tax Gross Up Payments and Mitigation
If any payment or benefit to Kerry J. Jacobs, the Company’s Executive Vice President and Chief Financial Officer, or Mr. Shannon results in the payment of a “parachute payment” within the meaning of Section 280G of the Code (as defined below), Berkshire and the Company have agreed that the surviving corporation will provide a tax gross up (including with respect to any such gross up payments) to such executive officer for any excise taxes imposed under Section 280G of the Code in connection with the transactions contemplated by the merger agreement, including by reason of a termination of employment in connection therewith (and the severance payable in respect thereto). No other named executive officers are entitled to a Section 280G tax gross up.
If and to the extent necessary or appropriate to mitigate or eliminate the imposition of excise taxes under Section 280G on Mr. Brandon, the Company may agree to make PSU awards held by Mr. Brandon subject to similar “at-risk” treatment as the Match Award, whereby the amount of the cash payment for the PSU award will be based on the actual attainment of the “adjusted book value per common share” performance goal during the applicable performance period.
For an estimate of the value of the tax gross-up payments described above that would be payable to Ms. Jacobs or Mr. Shannon, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.
Indemnification
Under the merger agreement, from and after the effective time of the merger, Berkshire has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time of the merger, an officer or director of the Company or any of its subsidiaries (“indemnified parties”), against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and (ii) all of such liabilities based in whole or in part on, or pertaining to, the merger agreement or the transactions contemplated by the merger agreement.
From the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation set forth in the certificate of incorporation and amended and restated bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years after the effective time of the merger in any manner that would diminish or adversely affect the rights thereunder of any indemnified party as of the effective time, unless such modification is required after the effective time by law and then only to the minimum extent required by such law.
Quantification of Payments and Benefits to the Company’s Named Executive Officers
The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise related to the merger, and assumes, among other things, that each named executive officer will experience a qualifying termination immediately following the consummation of the merger. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating the amounts included in the table below, we have assumed December 31, 2022 as the closing date of the merger and a termination of each named executive officer’s employment by Berkshire or its subsidiaries without cause immediately following the effective time of the merger.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Tax Reimbursements ($)(3)	Total ($)
Weston M. Hicks(4)	—	16,637,482	—	16,637,482
Joseph P. Brandon	3,207,333	41,351,041	—	44,558,374
Kerry J. Jacobs	1,700,149	8,734,822	5,114,359	15,549,330
Christopher K. Dalrymple	1,657,333	9,603,640	—	11,260,973
John F. Shannon	1,157,333	5,433,938	2,570,444	9,161,715
(1)
Represents cash payments under the Post-Closing Severance Program upon a termination without cause by Berkshire or its subsidiaries within one year following the effective time of the merger, including (i) a cash severance payment in an amount equal to the sum of the named executive officer’s annual base salary ($1,050,000 for Mr. Brandon, $715,000 for Ms. Jacobs, $800,000 for Mr. Dalrymple and $500,000 for Mr. Shannon) plus the named executive officer’s target annual incentive bonus or, for Mr. Shannon, his maximum annual bonus ($2,100,000 for Mr. Brandon, $950,950 for Ms. Jacobs, $800,000 for Mr. Dalrymple and $600,000 for Mr. Shannon), plus (ii) a full COBRA premium cash subsidy for the one-year period following the effective time of the merger (equal to $57,333 for Messrs. Brandon, Dalrymple and Shannon and $34,199 for Ms. Jacobs). All such payments are “double-trigger” (i.e., payable upon a qualifying termination following the effective time of the merger). Receipt of these payments is subject to the employee’s execution of a general release of claims in favor of the Company and its affiliates.

Mr. Brandon will receive the enhanced severance described above only if his employment termination occurs within one year following the effective time of the merger. If Mr. Brandon’s employment is terminated by the Company without “cause” (other than due to death or total disability) prior to the effective time of the merger, he would instead be entitled to cash severance of $1,050,000 pursuant to his employment agreement, subject to (i) his execution of a release of claims in favor of the Company and its affiliates and (ii) his compliance with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and one-year post-termination non-competition and non-solicitation covenants. Mr. Brandon’s cash severance pursuant to his employment agreement would be payable over time following such termination and would not be enhanced by reason of the merger if the effective time of the merger occurs after his termination date. For purposes of calculating the amounts included in the table above, we have assumed that Mr. Brandon’s employment will be terminated by the Company without cause immediately following the effective time of the merger, and so we have included Mr. Brandon’s enhanced severance under the Post-Closing Severance Program in the table.
(2)
Represents the following equity-based award related amounts for the named executive officers: (i) the value of unvested RSUs based on the merger consideration; and (ii) the value of unvested PSUs based on the merger consideration (assuming maximum level performance is achieved for purposes of determining the number of PSUs); in each case that would become fully vested upon a termination of the recipient’s employment or other service by Berkshire or its subsidiaries without “cause” or due to the recipient’s death, “total disability” or qualified retirement (i.e., an RSU Qualified Retirement or PSU Qualified Retirement, as applicable) that occurs immediately following the effective time of the merger. Set forth below are the values attributable to each type of equity award for the named executive officers:

Name	RSUs ($)	PSUs ($)
Weston M. Hicks	—	16,637,482
Joseph P. Brandon	975,393	40,375,648
Kerry J. Jacobs	3,446,082	5,288,740
Christopher K. Dalrymple	4,034,421	5,569,219
John F. Shannon	2,725,155	2,708,784
For a more detailed discussion regarding the treatment of equity awards, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards.”
(3)
Reflects estimated amount of tax gross up payments (including with respect to any such gross up amounts) payable to Ms. Jacobs or Mr. Shannon for excise taxes that would be imposed under Section 280G of the Code in connection with the merger, including by reason of a termination of employment in connection therewith (and the severance payable in respect thereto).

(4)
Mr. Hicks retired from his positions as director and Chief Executive Officer of the Company effective December 31, 2021, and will not receive any compensation that is based on or otherwise relates to the merger. He has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K.

Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
This discussion applies only to holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) five percent (5%) or more of the Company’s common stock (by vote or value)).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor.
Holders of Company common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders
The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares.
If a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.
Consequences to Non-U.S. Holders
A non-U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:
•
gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied.
Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.
Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.
This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign or other tax laws.

Regulatory Approvals
Antitrust Approval in the U.S.
Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On April 6, 2022, both the Company and Berkshire filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the Notification and Report Forms are deemed complete, the required waiting period will expire at 11:59 p.m. on May 6, 2022, unless extended by a request for additional information.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time of the merger, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Berkshire or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Berkshire believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Non-U.S. Antitrust Approvals
The merger is also likely reportable and subject to the approval of antitrust and competition regulators in the following non-U.S. jurisdictions: Brazil, Canada, the European Union, Israel, Japan and South Africa. In addition, foreign filings might be required in a few other non-U.S. jurisdictions which have yet to be determined by the parties.
U.S. Insurance Regulatory Approvals
The insurance laws and regulations of all fifty U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company may occur, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, under the laws of certain states, an acquirer must obtain the approval of the state’s insurance regulator to acquire control of an insurance company that is commercially domiciled in that state. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common stock would indirectly control the same percentage of the stock of our insurance subsidiaries, the insurance change of control laws would apply to the acquisition of Company common stock by Berkshire pursuant to the merger agreement.
Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s board of directors and executive officers, the acquirer’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Berkshire will file applications with the insurance departments of the States of Delaware, Nebraska, New Hampshire, New York and Wisconsin with respect to the acquisition of control of the Company’s Delaware, Nebraska, New Hampshire, New York and Wisconsin domiciled insurance or reinsurance company subsidiaries. Berkshire will also be filing a notice with the insurance department of the State of Vermont with respect to the acquisition of control of the Company’s Vermont-domiciled insurance captive subsidiary.
Further, several U.S. state insurance laws require prior notification to state insurance regulatory authorities of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior notification statutes do not authorize the state insurance regulatory authorities to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying an application for a license to do business in the affected state, if particular conditions exist, such as the substantial lessening of competition in any line of business in such state.

In addition to the foregoing, Berkshire will file an application for prior non-disapproval of the change of control with the insurance department of the State of Texas with respect to the Company’s subsidiary that is licensed as an agent and a third party administrator in the State of Texas.
Non-U.S. Insurance Regulatory Approval
Applications for approval or notifications to regulators will also be filed with certain non-U.S. regulatory authorities, including but not limited to: (i) the Prudential Regulation Authority and Lloyd’s of London in the United Kingdom; (ii) the Commissariat Aux Assurances in Luxembourg; (iii) the Gibraltar Financial Services Commission in Gibraltar; (iv) the Banco Central del Paraguay in Paraguay; (v) the Australian Prudential Regulation Authority in Australia; (vi) the Office of the Superintendent of Financial Institutions (and other provincial regulators) in Canada; (vii) the Bermuda Monetary Authority in Bermuda; and (viii) the Financial Services Authority in Japan.
Timing
Although Berkshire and the Company do not expect the relevant insurance regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Berkshire or the Company, as applicable, will obtain all required insurance regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition which, in such case, would permit Berkshire to refuse to close the transactions contemplated by the merger agreement and consummate the merger.
Other
Other than the approvals and notifications described above, neither the Company nor Berkshire is aware of any material insurance regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the Company or Berkshire discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. Berkshire and the Company are each required to use their respective reasonable best efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to consummate the acquisition and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.
Delisting and Deregistration of Company Common Stock
If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. As such, we would no longer be required to file periodic reports with the SEC with respect to the Company common stock.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its periodic and current reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company, Berkshire and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A to this proxy statement and which is incorporated herein by reference.
Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See section entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Berkshire, will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Berkshire. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.
At the effective time of the merger, the certificate of incorporation and the amended and restated bylaws of the Company, as in effect immediately prior to the effective time of the merger will be amended and restated as of the effective time to be in the form (except with respect to the name of the Company) of the certificate of incorporation and bylaws of Merger Sub, and as so amended will be the certificate of incorporation and bylaws of the surviving corporation. The directors of Merger Sub immediately before the effective time of the merger will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. The officers of the Company immediately before the effective time of the merger will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Closing and Effective Time of the Merger
The closing of the merger will take place at 9:00 a.m. Eastern Time on the second business day after the satisfaction or waiver of all of the conditions described in the section of this proxy statement entitled “—Conditions of the Merger” beginning on page 58 (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction of any such condition), at the offices of Munger, Tolles & Olson LLP, 350 South Grand Avenue, 50th Floor, Los Angeles, California 90071, unless another date or place is agreed to in writing by the Company, Berkshire and Merger Sub.
The merger will become effective as of the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later time as specified in the certificate of merger and as is agreed to by the Company and Berkshire.
Effect of the Merger on Capital Stock
The merger agreement provides that, at the effective time of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares (a) held in the treasury of the Company or owned by Berkshire or any direct or indirect wholly owned subsidiary of Berkshire or (b) held by a stockholder who has demanded and perfected such holder’s demand for appraisal in accordance with Delaware law, will be cancelled and extinguished and converted into the right to receive $848.02 in cash, representing $850.00 per share of Company common stock less the financial advisory fee due to Goldman Sachs in connection the merger, without interest. Following the effective time of the merger, each holder of Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration therefor, without interest.
Each share of Company common stock owned by Berkshire or its direct or indirect wholly owned subsidiaries immediately before the effective time of the merger will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares. Each share of Company common stock held in the treasury of the Company will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares.
Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the effective time of the merger will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.
Treatment of Company Equity Awards
Under the merger agreement, equity-based awards outstanding as of the effective time of the merger will be treated at the effective time of the merger as follows:
Restricted Stock Units. Each outstanding RSU, other than any Director RSU, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration and such amount, less any required withholding taxes, will be paid in cash to the holder of such RSU within 15 business days of the existing vesting date applicable to such RSU if the holder continues employment through the vesting date, subject to full accelerated vesting and payment within 15 business days (subject to any required delay in payment required under Section 409A of the Code) of the earlier termination of the holder’s employment without cause or due to the holder’s death, total disability or RSU Qualified Retirement. The amount payable in respect of each RSU will be credited with interest at the prime rate until the respective payment date. For any outstanding RSU that vests prior to the effective time of the merger, the RSU consideration will be paid without interest within 15 business days of the closing of the merger.
Performance Shares. Each outstanding PSU, other than the Match Award, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration (assuming maximum level performance was achieved for purposes of determining the number of PSUs) and such amount, less any required withholding taxes, will be paid in cash to the holder of such PSU at the time specified in the applicable plan and award agreement following the completion of the applicable performance period if the holder continues employment through the end of such performance period in accordance with the original payment terms of the award, without any ongoing performance-vesting conditions, subject to full accelerated vesting upon the earlier termination of the holder’s employment without cause or due to holder’s death, total disability or PSU Qualified Retirement. Each PSU will be credited with interest at the prime rate until the respective payment date.
Match Award. The PSUs granted under the Match Award, including any dividend equivalent units credited in respect thereto, will also be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration, less any required withholding taxes, payable in cash to Mr. Brandon at the time specified in the applicable plan and award agreement following the completion of the performance period if Mr. Brandon continues employment through the end of such performance period in accordance with the original payment terms of the award. However, unlike the PSUs held by other employees, maximum level performance achievement will not be assumed for purposes of determining the number of PSUs under the Match Award. Instead, the amount payable to Mr. Brandon in respect of the Match Award will be determined based on the actual attainment of the “adjusted book value per common share” performance goal during the Match Award’s five-year performance period ending December 31, 2026 and the actual number of PSUs earned during the performance period, subject to full acceleration upon the earlier termination of Mr. Brandon’s employment without cause or due to his death, total disability or PSU Qualified Retirement, consistent with the PSUs held by other employees.
In addition, similar “at risk” treatment may apply to other PSUs held by Mr. Brandon to the extent necessary to eliminate or reduce exposure to Mr. Brandon under Section 280G of the Code, as agreed to by the Company.
Director Awards. Each Director RSU, including any dividend equivalent units credited in respect thereto, will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration in cash at the time specified in the applicable plan and award agreement or applicable deferral election. Each Director RSU will be credited with interest at the prime rate until the respective payment date. In addition, the equity awards made to our non-employee directors on the business day following our 2021 annual meeting of stockholders pursuant to the Company’s 2015 Directors’ Stock Plan will vest as of April 30, 2022.
Deferred Compensation Plan. The merger agreement provides that any amounts for which a “common stock election” or a “stockholders equity election” is in effect under the DCP will be reinvested into the “notional prime rate election” alternative thereunder. After the closing of the merger, no further “common stock elections” or “stockholders equity elections” will be permitted under the DCP.
Dissenting Shares
Pursuant to the merger agreement, shares of Company common stock held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s shares of Company common stock in accordance with Delaware law and as of the effective time has neither effectively withdrawn nor lost such holder’s right to such appraisal (such shares, “dissenting shares”), will not be converted into or represent a right to receive cash pursuant to the merger agreement, but the holder of such dissenting shares will be entitled to only such rights as are granted to holders of dissenting shares by Delaware law.
Payment; Surrender of Shares; Stock Transfer Books
Before the effective time of the merger, Merger Sub will designate a bank or trust company reasonably acceptable to the Company to act as paying agent to receive the funds necessary to make payments under the merger agreement. When and as needed, Berkshire or Merger Sub will deposit, or will cause to be deposited, in trust with the paying agent in a separate account for the benefit of the holders of the Company common stock funds required for the aggregate merger consideration.
As soon as reasonably practicable after the effective time of the merger (but no later than three business days following the effective time), Berkshire will cause the paying agent to mail to each holder of record of certificates or book-entry shares whose shares of Company common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing such Company common stock in exchange for the merger consideration. Each holder of certificates or book-entry shares may thereafter until the first anniversary of the effective time of the merger surrender such certificates or book-entry shares to the paying agent. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of certificates or book-entry shares on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of shares of Company common stock represented by such certificate or book-entry share. The merger consideration paid upon the surrender of certificates and book-entry shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of the Company common stock previously represented by such certificates and book-entry shares.

If payment of the merger consideration in respect of cancelled shares of Company common stock is to be made to a person other than the person in whose name surrendered certificates are registered, it will be a condition to such payment that:
•	the certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer; and
•
the person requesting such payment will have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

At the effective time of the merger, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of Company common stock thereafter on the records of the Company. From and after the effective time of the merger, the holders of certificates and book-entry shares will cease to have any rights with respect to any such certificates and book-entry shares, except as otherwise provided for in the merger agreement or by applicable law. Each certificate or book-entry share representing Company common stock that is surrendered will be cancelled. You should not send in your Company common stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Company common stock certificates with your proxy card.
Representations and Warranties
The merger agreement contains representations and warranties made by the Company, Berkshire and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the confidential disclosure letter delivered by the Company to Berkshire in connection therewith). In addition, some of those representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to stockholders or may have been used for the purpose of allocating contractual risk between the parties to the merger agreement rather than establishing matters as facts.
The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:
•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;
•	qualification to do business;
•	the corporate power and authority of the Company to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;
•
the valid authorization of the execution, delivery and performance of the merger agreement by the Company and the consummation by it of the merger and the other transactions contemplated by the merger agreement;

•	the absence of any consents or approvals of, or any declaration, filing or registration with, any governmental entity being necessary to consummate the merger;
•
the absence of conflicts with, or violations of, the organizational documents, governmental orders, or applicable law and certain material contracts as a result of the execution, delivery and performance of the merger agreement;

•	the capitalization of the Company, the ownership of its subsidiaries and the absence of any other subsidiaries;
•	the Company’s SEC filings since January 1, 2021 and the financial statements included therein, and the implementation and maintenance of disclosure controls and procedures;
•	the absence of any material adverse effect on the Company since February 23, 2022 and the absence of certain other changes or events;
•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities;
•
compliance with all governmental licenses, authorizations, approvals and orders held by the Company and its subsidiaries, including all insurance and reinsurance licenses required by governmental entities;

•	material contracts and the validity and enforceability of material contracts;
•	accuracy of the information in this proxy statement;
•	absence of legal proceedings;
•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;
•	matters related to the Company’s owned real property and the Company’s leases;
•	intellectual property matters;
•	environmental matters and compliance with environmental laws;
•	the payment of taxes, the filing of tax returns and other tax matters;
•	the receipt by the Board of an opinion from the Company’s financial advisor;
•	statutory statements of the Company’s insurance subsidiaries, insurance producers, insurance policy reserves and other insurance regulatory matters;
•	absence of brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;
•	the inapplicability of state takeover statutes;
•	transactions with affiliates; and
•	investment advisory and investment company matters.
Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate the merger or (ii) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except to the extent such material adverse effect under clause (ii) results from:
•	any changes in general U.S. or global economic conditions;
•
any changes in conditions generally affecting any of the industries in which the Company and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in such industries;

•	any decline in the market price or trading volume of Company common stock, or in the Company’s credit rating or financial strength rating;
•
regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate;

•
any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•
the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

•
any change in applicable law, regulation, GAAP or applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under applicable insurance law (or authoritative interpretations thereof);

•
geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate;

•	any hurricane, tornado, flood, earthquake or other natural disaster; or
•
any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any governmental entity, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, including any change, effect, event, occurrence, development, condition or fact with respect to COVID-19 or the COVID-19 measures or any escalation or worsening thereof (including any subsequent waves).

The representations and warranties made by Berkshire and Merger Sub to the Company are more limited and relate to, among other things, the following:
•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;
•
the corporate power and authority of Berkshire and Merger Sub to execute, deliver and perform its respective obligations under the merger agreement and to consummate the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the merger agreement or the transactions contemplated thereby;

•
the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Berkshire and Merger Sub executing, delivering and performing the merger agreement;

•
the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with Berkshire’s or Merger Sub’s execution, delivery and performance of the merger agreement;

•	ownership of Company common stock by Berkshire and Merger Sub;
•	the accuracy of the information provided by Berkshire and Merger Sub in this proxy statement;
•	the availability of funds to pay the merger consideration on the closing date;
•	the operations of Merger Sub; and
•	the absence of legal proceedings.
Certain of the representations and warranties of Berkshire and Merger Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that would reasonably be expected to have a material adverse effect on the ability of Berkshire or Merger Sub to satisfy its obligations under the merger agreement.
The representations and warranties contained in the merger agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Related to the Conduct of Business
The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time of the merger (or the earlier termination of the merger agreement). In addition, subject to certain exceptions specified in the merger agreement, required by applicable law or as agreed to by the parties, unless Berkshire gives its written consent, the Company and each of its subsidiaries are restricted from, among other things:
•	conducting its business outside the ordinary course of business and inconsistent with past practice;
•	making any change in any of its organizational documents;
•
declaring or paying any dividend or distribution, in cash, stock or other property, with respect to its capital stock; issuing, selling transferring or encumbering any additional shares of capital stock or other rights, other than in respect of shares of capital stock reserved for issuance on the date of the merger agreement and issued pursuant to the exercise or settlement of awards outstanding under company stock plans; split or subdivide the shares of Company common stock or any outstanding capital stock or redeem, purchase or otherwise acquire any capital stock or rights (other than withholding of shares to satisfy tax obligations with respect to awards granted pursuant to the Company stock plans and the acquisition by the Company of rights pursuant to the Company stock plans);

•
except as required by applicable law or under the terms of any Company employee benefit plan in effect as of the date of the merger agreement, increasing the compensation payable to any officers, directors or employees or consultants that are natural persons or entering into or terminating any Company employee benefit plans, except for increases in salaries, wages and benefits of employees that are not directors or officers of the Company in the ordinary course of business consistent with past practice;

•
except in the ordinary course of business consistent with past practice, (i) incurring or assuming any indebtedness (other than indebtedness between the Company and its subsidiaries or in connection with the refinancing of any indebtedness that exists as of the date of the merger agreement), (ii) assuming, guaranteeing or otherwise becoming liable for obligations of any other person (other than a subsidiary of the Company) or (iii) making any material loans, advances, or capital contributions to or investments in any person (other than a subsidiary of the Company);

•
making any acquisition of or investment in a business or purchasing any property or assets of any other person (other than a subsidiary of the Company) (i) in excess of $50 million, individually or in the aggregate or (ii) that would make it more difficult to satisfy the conditions to closing relating to required regulatory approval;

•
paying, discharging, waiting or settling any litigation matter other than (i) in the ordinary course of business consistent with past practice or (ii) as reflected or reserved against in the financial statements of the Company for amounts not in excess of those so reflected or reserved;

•	materially changing the accounting methods, principles or practices used by the Company or its subsidiaries unless required by GAAP, applicable SAP or law;
•
(i) adopting a plan of complete or partial liquidation, dissolution, merger or other reorganization or (ii) transferring, leasing, licensing, selling, mortgaging or encumbering any material assets with a value in excess of $50 million, individually or in the aggregate, except for in the case of clause (ii) in the ordinary course of business;

•	Adopting any shareholder rights plan;
•
Entering into any new business line that is outside existing businesses (or a business complementary thereto or a natural extension thereof), to the extent doing so would be material to the Company and its subsidiaries taken as a whole;

•	Entering into any material block reinsurance transaction;

•
Altering or amending in a manner that is material to the financial condition of the Company and its insurance subsidiaries, taken as a whole, any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as required by GAAP, applicable SAP or law; or

•	Entering into an agreement, contract, commitment or arrangement to do any of the foregoing.
Go-Shop; No Solicitation by the Company
During the period commencing on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on (i) April 14, 2022, the date that is 25 days following the date of the merger agreement (the “no-shop period start date”) or (ii) in respect of a person that submits a takeover proposal prior to the no-shop period start date and such takeover proposal is determined by the Board in good faith to be or reasonably expected to lead to a superior proposal (an “excluded party”), 10 calendar days after the no-shop period start date (the “cut-off date”), the Company, its subsidiaries and their respective officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative (collectively, “representatives”) have the right to:
•
solicit, initiate, induce or encourage any takeover proposals, or facilitate the making, submission or announcement of one or more takeover proposals from any person or its representatives, including by furnishing to any person or its representatives any non-public information relating to the Company or any of its subsidiaries or by affording to any person or its representatives access to the business, properties, assets, books, records or other non-public information of the Company or any of its subsidiaries, in each case, pursuant to an acceptable confidentiality agreement;

•
enter into, participate in or engage in discussions or negotiations with any person or its representatives with respect to a takeover proposal or any proposal that could reasonably be expected to lead to a takeover proposal; and

•	otherwise cooperate with, assist, participate in or facilitate any takeover proposal or any proposal that could reasonably be expected to lead to a takeover proposal.
The Company has agreed under the merger agreement, subject to certain exceptions described below, from and after the no-shop period start date (or with respect to an excluded party, the cut-off date), to cease any discussions or negotiations with any parties that may then be ongoing with respect to a takeover proposal and to:
•	seek to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations;
•	cease providing any further information with respect to the Company or any takeover proposal to any such person or its representatives; and
•	immediately terminate all access granted to any such person or its representatives to any physical or electronic data room (or any other due diligence access).
Additionally, from the no-shop period start date (or with respect to an excluded party, the cut-off date), subject to certain exceptions, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its or their representatives to:
•
solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•	participate in any discussions or negotiations regarding any takeover proposal.

In the event the Company receives a “superior proposal” or a proposal which is reasonably expected to lead to a superior proposal that was made prior to the receipt of stockholder approval of the merger agreement and the merger and in circumstances not involving a breach of the merger agreement, the Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may in response to such takeover proposal:
•	request information from the person making the takeover proposal for the sole purpose of the Board informing itself about the takeover proposal;
•
furnish information with respect to the Company to the person making the takeover proposal pursuant to an acceptable confidentiality agreement (provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Berkshire of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party); and

•	participate in negotiations with such party regarding such takeover proposal.
From the no-shop period start date (or with respect to an excluded party, the cut-off date), under the merger agreement, the Company has agreed not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual takeover proposal (unless the Board determines in good faith, after considering applicable provisions of applicable law and after consultation with outside counsel, that enforcing or not waiving such provision would otherwise prevent a takeover proposal from being made to the Company).
In addition, except as described below, neither the Board nor any committee thereof may:
•	withdraw or modify in a manner adverse to Berkshire, the approval, determination of advisability or recommendation by the Board of the merger agreement and the merger;
•	approve, determine advisable or recommend any takeover proposal; or
•	cause the Company to enter into any agreement related to any takeover proposal (other than an acceptable confidentiality agreement).
Notwithstanding the restrictions described above, at any time prior to the receipt of stockholder approval of the merger agreement and the merger, in the event the Board determines in good faith, in response to a superior proposal made in circumstances not involving a breach of the merger agreement, after considering applicable provisions of applicable law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may:
•	withdraw or modify its approval, determination of advisability or recommendation of the merger agreement and merger;
•	approve, determine to be advisable or recommend a superior proposal; or
•	cause the Company to enter into an acquisition agreement.
Such actions may only be taken if, (i) after providing Berkshire two business days’ prior written notice that the Board has received a superior proposal and specifying the material terms and conditions of the superior proposal, identifying the person making the superior proposal and providing notice of the action the Board has determined to take; (ii) if the Company has negotiated in good faith with Berkshire during such two business days’ notice period, to the extent Berkshire requests to negotiate, to enable Berkshire to propose revisions to the terms of the merger agreement; (iii) the Board considered in good faith any written revisions to the terms of the merger agreement proposed by Berkshire, and determined in good faith (after consultation with financial advisors and receiving the advice of outside counsel) that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by Berkshire were to be given effect; and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, the Company has delivered to Berkshire an additional two business days’ notice and a new notice period during which time the Company will be required to comply with these requirements anew.

Under the merger agreement the Company has agreed to promptly (and in any event within 24 hours) advise Berkshire orally and in writing of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions thereof and the identity of such person making such request or takeover proposal and to keep Berkshire promptly advised of all significant developments which could lead the Board to withdrawing or modifying its recommendation of the merger agreement and the merger.
In addition, and notwithstanding anything in the merger agreement to the contrary, the Board may at any time, in response to any material event or development or material change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that (i) was neither known by nor reasonably foreseeable to the Board as of or prior to the date of the merger agreement and (ii) that does relate to (A) any takeover proposal or (B) clearance of the merger or satisfaction of any waiting period under any antitrust laws (an “intervening event”), withdraw or modify its approval, determination of advisability or recommendation of the merger agreement and the merger in the event it determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Board to comply with its fiduciary duties under applicable law. The Company has agreed to provide Berkshire five business days’ prior written notice that the Board intends to take such action and specifying, in reasonable detail, the reasons for such action and specifying the intervening event in reasonable detail.
Under the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group of persons (other than Berkshire and its subsidiaries, affiliates and representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such person or group of persons would equal 20% or more of any class of equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (A) the Company or (B) subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.
Under the merger agreement, “superior proposal” means a bona fide written takeover proposal (with all references to “20%” in the definition of takeover proposal being deemed to be references to “100%”) that was not the result of a violation of the non-solicitation provisions and which the Board determines in good faith (after consultation with financial advisors and receiving the advice of outside counsel) (i) is in the best interests of the Company; (ii) is more favorable to the Company’s stockholders from a financial point of view than the merger; (iii) is no less favorable to the stockholders of the Company with respect to the certainty and timing of closing and payment than the merger; and (iv) for which the third party has demonstrated that the financing for such offer, if any, is fully committed.
Other Covenants and Agreements
Stockholder Meeting
The Company has agreed to, as soon as practicable after the date of the merger agreement, take all actions in accordance with applicable law, its constituent documents and the rules of the New York Stock Exchange, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of considering and taking action upon stockholder approval of the merger agreement, which meeting is the subject of this proxy statement.
Efforts to Complete the Merger
Prior to the closing of the merger, the Company, Berkshire and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement

In addition, the Company and Berkshire have agreed to use reasonable best efforts to:
•
file the required notification under the HSR Act as promptly as practicable (and in any event within 15 business days of the merger agreement) and all other required antitrust notifications as promptly as practicable;

•
resolve any objections as may be asserted by any governmental entity with respect to the merger under applicable antitrust laws and if any action is instituted challenging the merger, cooperate and vigorously contest and resist any such action; and

•	obtain the required insurance regulatory approvals as promptly as practicable.
Notwithstanding anything to the contrary in the merger agreement, the parties agreed that in no event will Berkshire or its subsidiaries (including Merger Sub and, after the closing of the merger, the surviving corporation and its subsidiaries) or affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (iii) any limitation on its or their ability to effect the merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire, hold or exercise full rights of ownership of any capital stock of the Company or any subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the transactions contemplated by the merger agreement, other than (a) restrictions, with respect to the surviving corporation and its subsidiaries, individually or in the aggregate with all other such restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, would not exceed $100 million and (b) the sale or disposition of certain subsidiaries of the Company.
Indemnification
Under the merger agreement, from and after the effective time of the merger, Berkshire has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time of the merger, an officer or director of the Company or any of its subsidiaries (“indemnified parties”), against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and (ii) all of such liabilities based in whole or in part on, or pertaining to the merger agreement or the transactions contemplated by, the merger agreement.
From the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation set forth in the certificate of incorporation and amended and restated bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years after the effective time of the merger in any manner that would diminish or adversely affect the rights thereunder of any indemnified party as of the effective time, unless such modification is required after the effective time by law and then only to the minimum extent required by such law.
Employee Matters
The merger agreement provides that, for one year following the effective time of the merger (or, if longer, until December 31, 2023), Berkshire will cause the surviving corporation to provide, or cause to be provided, to employees of the Company and its subsidiaries who continue to be employed with the surviving corporation or its subsidiaries (each employee, a “continuing employee”) with compensation and benefits that are no less favorable, in the aggregate, than those provided immediately prior to the effective time of the merger, determined on a “company-by-company” basis. Notwithstanding the foregoing, Berkshire and the surviving corporation will be permitted to make changes that are consistent with changes currently planned or contemplated by the Company or that are collectively bargained for.

In addition, the merger agreement provides that Berkshire will honor, or will cause the surviving corporation to honor, all Company benefit plans and compensation arrangements and agreements in accordance with their terms, provided that Berkshire or the surviving corporation may amend or terminate any Company benefit plan or compensation arrangement in accordance with its terms and applicable law (including obtaining any required consent). Notwithstanding anything in the merger agreement to the contrary, the surviving corporation and its subsidiaries will not provide any form of equity-based compensation after the effective time of the merger.
For purposes of all employee benefit plans and other employment agreements, arrangements and policies of the surviving corporation under which an employee’s benefits depend on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries or predecessors prior to the effective time of the merger, provided that such crediting of service does not result in duplication of benefits and that such service would have been recognized under the corresponding Company benefit or compensation arrangement.
Other Covenants
The merger agreement contains additional agreements between the Company and Berkshire relating to, among other things:
•	access to information prior to the effective time of the merger and confidentiality of such information;
•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;
•	the notification of stockholder litigation or claims in connection with the merger agreement;
•
notification of any occurrence or non-occurrence reasonably likely to result in (i) an inaccuracy of a representation or warranty under the merger agreement, (ii) any material respect, an unsatisfied condition to the merger at the effective time of the merger and (iii) a material failure by the Company, Berkshire or Merger Sub to comply with and satisfy any covenant under the merger agreement; and

•	compliance of Merger Sub with all of its obligations under or related to the merger agreement.
Conditions to the Merger
The obligations of the Company, Berkshire and Merger Sub to effect the merger is subject to the satisfaction or waiver by the Company, Berkshire and Merger Sub (except for the condition in clause (ii) of the second bullet below which may be waived by Berkshire and Merger Sub) on or before the closing date of the merger of the following conditions:
•
obtain the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Company common stock to approve and adopt the merger agreement and the merger;

•
(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated, (ii) with respect to certain non-U.S. jurisdictions, all notifications and filings have been made, all appropriate waiting periods have expired or been terminated and all clearances and approvals have been granted by the relevant governmental entity and (iii) the authorizations, consents, orders or approvals of, or declarations or filings with, any insurance regulator or governmental entity under any insurance law have been filed, have occurred or been obtained; and

•
no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition shall be in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement (provided, however, that each of the parties to the merger agreement will have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement).

The obligation of Berkshire and Merger Sub to effect the merger is further subject to the satisfaction, or waiver by Berkshire and Merger Sub, on or prior to the closing date of the merger, of the following conditions:

•
the representations and warranties of the Company with respect to (i) subsidiaries and voting agreements must be true and correct in all material respects both as of the date of the merger agreement and at and as of the closing date, (ii) Board approval, capitalization and absence of brokers must be true and correct in all respects (except, with respect to capitalization for, de minimis inaccuracies therein) both as of the date of the merger agreement and as of the closing date (or if made as of a specific date, at and as of such date) and (iii) all other matters must be true and correct both as of the date of the merger agreement and as of the closing date, as if made at and as of such time (or if made as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•
The Company must have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements in the merger agreement to be performed prior to the closing date;

•
The Company must deliver to Berkshire a certificate signed by the Company’s chief executive officer and chief financial officer certifying to the satisfaction of the two conditions above-mentioned; and

•
no order or law shall have been promulgated, entered, enforced, enacted, issued or applicable to the merger by any governmental entity which imposes any restriction on Berkshire or its subsidiaries (including Merger Sub, and, after the closing, the surviving corporation and its subsidiaries), other than (i) restrictions with respect to the surviving corporation and its subsidiaries, individually or in the aggregate with all other such restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, would not exceed $100 million and (ii) the sale or disposition of certain subsidiaries disclosed pursuant to the merger agreement.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or prior to the closing date of the merger, of the following conditions:
•
the representations and warranties of Berkshire and Merger Sub must be true and correct both as of the date of the merger agreement and at and as of the closing date (without regard to qualifications as to materiality or material adverse effect), as if made at and as of such time (or if made as of a specific date, at and as of such date) except for such failures to be so true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Berkshire or Merger Sub to consummate the merger;

•
Berkshire and Merger Sub must have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements in the merger agreement to be performed prior to the closing date; and

•
Berkshire and Merger Sub must deliver to the Company a certificate signed by an executive officer of Berkshire or Merger Sub as applicable certifying to the satisfaction of the two conditions above-mentioned.

None of Berkshire nor Merger Sub nor the Company can provide assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.
Termination
The Company, Berkshire and Merger Sub may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger. Also, either Berkshire or the Company may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger if:
•
the merger is not consummated on or before November 21, 2022 (as may be extended, the “outside date”), provided that the right to terminate the merger agreement is not available to any party whose breach of the merger agreement results in the failure of the merger to be consummated, and provided further that if on the outside date any of the conditions to closing related to required regulatory approvals have not been fulfilled but all other conditions to the closing of the merger either have been fulfilled or are capable of being fulfilled, then the outside date shall be automatically extended to January 21, 2023 and if such conditions remain unfulfilled, the outside date will be further extended to March 21, 2023;
•
a permanent injunction or other order which is final and nonappealable has been issued or taken, which restrains or otherwise prohibits consummation of the merger or any of the other transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement pursuant to this provision has used all reasonable best efforts to prevent the entry of such permanent injunction or other order to the extent required by and subject to the merger agreement; or

•	the Company’s stockholders fail to approve and adopt the merger agreement and the merger at the special meeting.
Berkshire can terminate the merger agreement prior to the effective time of the merger if:
•
the Company’s Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Berkshire, the approval, determination of advisability or recommendation of the merger agreement and the merger, or proposed publicly to approve, determine to be advisable or recommend, any takeover proposal; or

•
the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the outside date (provided that Berkshire is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

The Company can terminate the merger agreement:
•
prior to the approval and adoption of the merger agreement and the merger by the Company’s stockholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal, subject to Board authorization and the Company’s compliance with the non-solicitation provisions of the merger agreement; or

•
if either Berkshire or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the outside date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

There are no termination fees payable upon any termination of the merger agreement.
Amendment and Waivers
Subject to applicable law, the merger agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective Boards of Directors, at any time prior to the closing date, whether before or after approval of the merger agreement by the stockholders of the Company and Merger Sub; provided that the merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement. At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.
Expenses
All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the merger agreement and merger will be paid by the party incurring such fees, costs and expenses.

Specific Performance
The parties are entitled to an injunction or any other appropriate form of specific performance or equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.
Governing Law and Jurisdiction; Waiver of Jury Trial
The merger agreement is governed by Delaware law. Each party to the merger agreement has consented to submit to the jurisdiction of the Chancery Court of the State of Delaware (the “Court”). In addition, each party has irrevocably waived any right to a trial by jury in respect of any litigation arising out of or relating to the merger agreement or the transactions contemplated thereby.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for an advisory (non-binding) vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise related to the merger. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the Golden Parachute Compensation table under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to that table and the related narrative discussion.
The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.
The Board unanimously recommends that the Company’s stockholders approve the following resolution:
“RESOLVED, that the stockholders of Company hereby approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise related to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the related narrative discussion.”
The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the merger. Accordingly, you may vote to approve and adopt the merger agreement and the merger and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Berkshire. Accordingly, if the merger agreement and merger are approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of the Company’s stockholders.
The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the votes cast, in person or represented by proxy, at the special meeting at which a quorum is present.
The Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)
The Company’s stockholders are being asked to approve a proposal that will give the Company authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger, if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Furthermore, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign, date and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign, date and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement and the merger but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.
The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY COMMON STOCK
The Company common stock is traded on the NYSE under the symbol “Y.”
The following table sets forth during the periods indicated the high and low sales prices of the Company common stock for each of the Company’s fiscal quarters:
	Market Price
	High	Low
2022
First Quarter	$862.87	$585.10
Second Quarter (through April 8, 2022)	$857.00	$847.61

2021
First Quarter	$663.56	$563.47
Second Quarter	$737.89	$621.52
Third Quarter	$699.52	$605.14
Fourth Quarter	$715.38	$615.36

2020
First Quarter	$847.94	$426.87
Second Quarter	$602.13	$434.53
Third Quarter	$584.98	$467.55
Fourth Quarter	$647.60	$515.58
The closing sale price of the Company common stock on March 18, 2022, which was the last trading day before the announcements of the transaction, was $676.75 per share. On     , 2022, the most recent practicable date before this proxy statement was mailed to stockholders, the closing price for the Company common stock was $     per share. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of April 4, 2022, was the beneficial owner of more than five percent of the outstanding Company common stock.
Amount and Nature of Beneficial Ownership of Company Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	1,309,866		1,309,866(2)	9.7

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,191,209	29,044	1,220,253(3)	9.0

Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor Brooklyn, Ohio 44144	701,587		701,587(4)	5.2
(1)	As of April 4, 2022, there were 13,454,888 shares of Company common stock outstanding.
(2)
According to an amendment dated February 1, 2022 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,224,023 shares of Company common stock and sole dispositive power over 1,309,866 shares of Company common stock.

(3)
According to an amendment dated February 9, 2022 to a Schedule 13G statement filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole dispositive power over 1,191,209 shares of Company common stock, shared voting power over 12,308 shares of Company common stock and shared dispositive power over 29,044 shares of Company common stock.

(4)
According to a Schedule 13G statement filed on February 2, 2022 by Victory Capital Management Inc., an investment adviser (“Victory Capital”), Victory Capital has sole voting power over 684,787 shares of Company common stock and sole dispositive power over 701,587 shares of Company common stock.

The following table sets forth, as of April 4, 2022, the beneficial ownership of Company common stock of each of the Company’s directors, the named executive officers and all directors and executive officers as a group.
Amount and Nature of Beneficial Ownership of Company Common Stock(1)
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total	Percent of Class
Joseph P. Brandon	2,585	29,354	31,939(1)	*
Karen Brenner	4,642	—	4,642	*
Chris H. Cheesman	134	—	134	*
Ian H. Chippendale	2,766	—	2,766	*
Christopher K. Dalrymple	—	3,810	3,810(2)	*
John G. Foos	2,766	1,171	3,937(3)	*
Weston M. Hicks	65,696	—	65,696(4)	*
Kerry J. Jacobs	1,459	—	1,459(5)	*
Jefferson W. Kirby	150,086	183,005	333,091(6)	2.5
Phillip M. Martineau	2,152	1,620	3,772(7)	*
John F. Shannon	371	—	371(8)	*
Lauren M. Tyler	2,218	—	2,218	*
Raymond L.M. Wong	9,057	—	9,057(9)	*
All directors and executive officers as a group (13 persons)(10)	178,236	218,960	397,196	2.9
*	Owns less than 1% of the total outstanding shares of Company common stock.

(1)
Does not include any shares that may be issued upon the vesting of outstanding RSUs held by Mr. Brandon. Includes 29,354 shares of Company common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power.

(2)
Does not include any shares that may be issued upon the vesting of outstanding RSUs held by Mr. Dalrymple. Includes 3,810 shares of Company common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.

(3)	Includes 1,171 shares of Company common stock held jointly with Mr. Foos' spouse, over which Mr. Foos shares voting and investment power.
(4)	Includes 18,919 shares of Company common stock held by trusts over which Mr. Hicks has voting and investment control.
(5)	Does not include any shares of Company common stock that may be issued upon the vesting of outstanding RSUs held by Ms. Jacobs.
(6)
Includes (a) 159,097 shares of Company common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and (b) 23,707 shares of Company common stock held by a trust of which Mr. Kirby is co-trustee and his descendants are beneficiaries, over all of which Mr. Kirby shares voting and investment power. Also includes (a) 27,586 shares of Company common stock held by a trust of which Mr. Kirby is sole trustee and beneficiary; (b) 24,886 shares of Company common stock held by a trust of which Mr. Kirby is sole trustee and his descendants are beneficiaries, over all of which Mr. Kirby has sole voting and investment power; (c) 3,853 shares of Company common stock held by a trust of which Mr. Kirby is sole trustee and his descendants are beneficiaries, over all of which Mr. Kirby has sole voting and investment power; (d) 19 shares of Company common stock held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power; and (e) 182 shares held by Mr. Kirby’s children sharing the same household, over which Mr. Kirby shares voting and investment power.

(7)	Includes 1,620 shares of Company common stock held jointly with Mr. Martineau’s spouse, over which Mr. Martineau shares voting and investment power.
(8)	Does not include any shares that may be issued upon the vesting of outstanding RSUs held by Mr. Shannon.
(9)
Includes (a) 300 shares of Company common stock held by a limited liability company and (b) 900 shares of Company common stock held by a trust, over all of which Mr. Wong has voting and investment power.

(10)	Does not include shares of Company common stock held by Mr. Hicks who retired from his position as Chief Executive Officer and director as of December 31, 2021.

APPRAISAL RIGHTS
Under Delaware law, holders of the Company’s common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (“Section 262”). Pursuant to Section 262, stockholders of the Company who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (the “Court”) if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any stockholder of the Company wishing to preserve its rights to appraisal must make a demand for appraisal as described below.
The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Company stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement.
Under Section 262, the Company is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The special meeting will be held on       , 2022.
This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the DGCL.
If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this proxy statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:
•	NOT vote your shares of Company common stock in favor of the approval and adoption of the merger agreement and the merger;
•	deliver to the Company a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice;”
•	continuously hold your shares of Company common stock through the date the merger is consummated; and
•	otherwise comply with the procedures set forth in Section 262.
If you sign, date and return a proxy card, or submit a proxy by telephone or through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the approval and adoption of the merger agreement and the merger. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement and the merger or abstain from voting on the approval and adoption of the merger agreement and the merger.
Only a holder of record of shares of Company common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of Company common stock registered in that stockholder’s name. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s Company common stock. A proxy or vote against the merger shall not constitute such a demand. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.
If the shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Company common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement and the merger will not have a right to have the fair market value of their shares of Company common stock determined. However, failure to vote in favor of the approval and adoption of the merger agreement and the merger is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to the Company a written demand for payment of the fair value of the Company common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021 are incorporated by reference in this proxy statement.
Written Demand and Notice
A written demand for appraisal should be filed with the Company before the special meeting. The demand notice shall be sufficient if it reasonably informs the Company of your identity and that you wish to seek appraisal with respect to your shares of Company common stock. All demands should be delivered to: Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018, Attention: Corporate Secretary.
The surviving corporation, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger of the effective date of the merger.
Judicial Appraisal
Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition with the Court demanding a determination of the value of the Company common stock held by all such stockholders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached by the surviving corporation. After notice to the surviving corporation and dissenting stockholders who demanded payment of their shares of Company common stock, the Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Court may require the stockholders who have demanded appraisal for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that stockholder.
After the Court determines the holders of Company common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.
Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Court. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Company common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.
Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Company common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.
Request for Appraisal Data
If you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the surviving corporation within 120 days after the effective date of the merger, receive a written statement identifying (i) the aggregate number of shares of Company common stock that were not voted in favor of the adoption and approval of the merger agreement and the merger and with respect to which the Company has received written demands for appraisal; and (ii) the aggregate number of holders of such shares. The surviving corporation will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and the Company and Berkshire have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Company common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.
Withdrawal
Even if you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this proxy statement and which agreement is attached in its entirety as Annex A to this proxy statement.
The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex C to this proxy statement. The Company urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company received instructions to the contrary from any stockholder at that address. If, in the future, any stockholder wishes to receive a separate proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Company’s Corporate Secretary, Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York, 10018, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of the proxy statement can request householding by contacting the Company in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.
SUBMISSION OF STOCKHOLDER PROPOSALS
If the merger is consummated, the Company does not currently expect to hold an annual meeting of stockholders in 2022. If the merger is not consummated, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and the Company would expect in such circumstance to hold a 2022 annual meeting of stockholders, in which case the Company would provide notice of or otherwise publicly disclose the date on which such 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.
Under the Company’s bylaws, written notice of stockholder nominations and business proposals must be delivered to the Company’s Corporate Secretary at its corporate headquarters at 1411 Broadway, 34th Floor, New York, New York 10018, Attention: Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. The Company’s bylaws set forth detailed information that must be submitted with any stockholder proposal. In the event that the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2022 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2022 annual meeting or (ii) the 10th day following the date on which public announcement of the date of the 2022 annual meeting is first made by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.
The Company will make available a copy of its public reports, without charge, on its website at www.alleghany.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).
Alleghany Corporation
1411 Broadway, 34th Floor
New York, New York 10018
Attention: Investor Relations
(212) 752-1356
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:
•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2021, filed with the SEC on February 23, 2022;
•	Definitive Proxy Statement for the Company’s 2021 Annual Meeting, filed with the SEC on March 15, 2021; and
•	Current Reports on Form 8-K, filed with the SEC on February 28, 2022, March 21, 2022 and March 21, 2022.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated     , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.,

O&M ACQUISITION CORP.

and

ALLEGHANY CORPORATION

dated as of
March 20, 2022

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 20, 2022, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), O&M Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Alleghany Corporation, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable, fair to and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock, par value $1.00 per share (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), other than Shares owned by Parent or its direct or indirect wholly owned Subsidiaries immediately before the Effective Time (the “Parent Owned Shares”), Dissenting Shares and any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:
ARTICLE I

THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of the State of Delaware (“Delaware Law”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Eastern Time on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Munger, Tolles & Olson LLP, 350 South Grand Avenue, 50th Floor, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties to this Agreement.
Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company in writing (the “Effective Time”).
Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and bylaws of Merger Sub, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either or both of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:
(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $848.02 in cash, representing $850.00 per Share less the financial advisory fee due to the Financial Advisor in connection with the Merger, payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.
(b) Each Parent Owned Share and each share of Common Stock held in the treasury of the Company will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Parent Owned Shares.
(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.
(a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). When and as needed, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(b) As soon as reasonably practicable after the Effective Time and in any event not later than three Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration, multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Dissenting Shares, Parent Owned Shares and shares of Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and Book-Entry Shares.
(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.
(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Dissenting Shares, Parent Owned Shares and shares of Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.
(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.
Section 2.3 Treatment of Stock Plans and Stock-Based Deferred Compensation Plans.
(a) Except as set forth on Section 2.3(a) of the Company Disclosure Letter, at the Effective Time, each notional Share represented by restricted stock units granted under a Company Stock Plan, other than any Director RSUs, that is subject to performance-based vesting requirements (each, a “Company Performance Share”), including any dividend equivalent units credited in respect thereto, and that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the recipient thereof, be canceled and converted into the right to receive from the Surviving Corporation a lump-sum amount in cash equal to the Merger Consideration (provided that, for purposes of determining the number of Company Performance Shares outstanding immediately prior to the Effective Time, the number of Company Performance Shares will be determined assuming the maximum level of performance was achieved) which (1) shall vest in full (to the extent the applicable performance period has not been completed prior to the Effective Time), for the avoidance of doubt, without any ongoing performance-vesting conditions (x) if the recipient of such Company Performance Share remains in continued employment or other service with Parent and its Subsidiaries through the last day of the performance period applicable thereto as set forth in the performance share award agreement pursuant to which such Company Performance Share was granted as in effect immediately prior to the Effective Time, or (y) if the employment or other service of the recipient of such Company Performance Share is terminated by the Company or its Subsidiaries without “cause” or terminated due to recipient’s death, “total disability” (as such terms are defined in the applicable performance shares award agreement) or retirement on or after attaining age sixty (60) and ten (10) years of service with the Company and its Subsidiaries (a “Qualified Retirement”) prior to the end of the applicable performance period, and (2) if vested, be paid, together with interest credited thereon, compounded annually, at the “prime rate” (as such term is defined in the Company’s Officers and Highly Compensated Employees Nonqualified Deferred Compensation Plan (the “DCP”) in accordance with its terms as in effect on the date hereof (the “Prime Rate”)) from the Effective Time through the payment date, to the recipient of such Company Performance Share in a cash lump-sum, less any required withholding Taxes, at such time specified in the applicable Company Stock Plan and the related performance share award agreement.
(b) At the Effective Time, each notional Share represented by restricted stock units granted under a Company Stock Plan, other than any Director RSUs, that is not subject to performance-based vesting requirements (each, a “Company Restricted Stock Unit”), including any dividend equivalent units credited in respect thereto, and that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the recipient thereof, be canceled and converted into the right to receive from the Surviving Corporation a lump-sum amount in cash equal to the Merger Consideration which shall vest in full (to the extent the corresponding Company Restricted Stock has not already vested prior to the Effective Time) and, if vested, be paid, together with interest credited thereon, compounded annually, at the Prime Rate from the Effective Time through the payment date, to the recipient of such Company Restricted Unit in a cash lump-sum, less any required withholding Taxes, within fifteen Business Days of the earlier of (i) the applicable vesting date of such Company Restricted Stock Unit set forth in the restricted stock award agreement pursuant to which such Company Restricted Stock Unit was granted as in effect immediately prior to the Effective Time, subject to the recipient’s continued employment or other service with the Company and its Subsidiaries through such date, or (ii) the termination of the recipient’s employment or other service by Parent or its Subsidiaries without Cause or terminated due to recipient’s death, Total Disability or Qualified Retirement (subject to any required delay in payment required by Section 409A of the Code); provided that, if the corresponding Restricted Stock Unit vested prior to the Effective Time, such cash amount shall be paid within fifteen Business Days of the Effective Time, without any interest thereon. For purposes of this Section 2.3(b), “Qualified Retirement” also requires the approval of the Company’s chief executive officer after the applicable employee has provided to the Company’s chief executive officer at least ninety days’ notice of an intent to retire (or with respect to the Company’s chief executive officer, approval by Parent’s chief executive officer or the compensation committee of Parent’s Board of Directors after the Company’s chief executive officer has provided to Parent’s chief executive officer or the compensation committee of Parent’s Board of Directors at least ninety days’ notice of an intent to retire).
(c) At the Effective Time, each notional Share represented by restricted stock units granted under the Company’s 2005 Directors’ Stock Plan, the Company’s 2010 Directors’ Stock Plan or the Company’s 2015 Directors’ Stock Plan (collectively, the “Director RSUs”), including any dividend equivalent units credited in respect thereto, that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the recipient thereof, be canceled and converted into the right to receive from the Surviving Corporation a lump-sum amount in cash equal to the Merger Consideration which shall be paid, together with interest credited thereon, compounded annually, at the Prime Rate from the Effective Time through the payment date, to the recipient of such Director RSU in a cash lump-sum, less any required withholding Taxes, at such time specified in the applicable Company Stock Plan and the related award document or applicable deferral election.
(d) At the Effective Time, any amounts for which a “common stock election” or a “stockholders equity election” is in effect under the DCP shall be reinvested into the notional Prime Rate alternative thereunder and no further “common stock elections” or “stockholders equity elections” will be permitted under the DCP from and after the Effective Time. For purposes of the preceding sentence, (i) the amount for which a “common stock election” is in effect immediately prior to the Effective Time shall equal the product of (A) the number of Shares deemed invested in or otherwise referenced by such account immediately prior to the Effective Time and (B) the Merger Consideration, and (ii) the amount for which a “stockholders equity election” is in effect immediately prior to the Effective Time shall equal the stockholders equity implied by a per Share price equal to the Merger Consideration.
(e) Prior to the Effective Time, the Company Board or the applicable committee thereof will adopt appropriate resolutions and take such other actions as are reasonably necessary or appropriate to provide that (i) the Company Stock Plans and all awards issued thereunder will terminate as of the Effective Time, (ii) the provisions in any other compensatory plan, program, arrangement or agreement providing for the issuance or grant of any other interest to employees or other service providers of the Company or its Subsidiaries in respect of the equity of the Company shall be of no further force or effect and shall terminate as of the Effective Time, and (iii) the awards issued under the Company Stock Plans will be treated as set forth in this Section 2.3.
Section 2.4 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted so that the aggregate amount payable with respect to all Shares shall not be changed.
Section 2.5 Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration to be paid in respect of the Shares represented by such Certificates, as contemplated by this Article II.
Section 2.6 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s Shares in accordance with Delaware Law and as of the Effective Time has neither effectively withdrawn nor lost such holder’s right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Delaware Law.
(b) Notwithstanding the provisions of Section 2.6(a), if any holder of Shares who demands appraisal of such holder’s Shares under Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.
(c) The Company shall give Merger Sub prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub, subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article III of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), and except as set forth in the Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors”, any disclosures included in any “forward-looking statements” or any similar statements in any such filings that are cautionary, predictive or forward-looking in nature, and provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification or modification to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.23), as follows:
Section 3.1 Organization.
(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries listed in Section 3.4(b) of the Company Disclosure Letter.
(c) The entities listed on Section 10.2 of the Company Disclosure Letter as the “Insurance Subsidiaries” are the only Subsidiaries of the Company engaged in the insurance or reinsurance business.
Section 3.2 Authorization; Validity of Agreement; Company Action.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of at least seventy-five percent of the voting power of the outstanding Shares, as determined in accordance with the Company’s Certificate of Incorporation, to approve this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.
(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, (iii) directed that the approval of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) resolved (subject to Section 5.2) to recommend to the Company’s stockholders that they approve this Agreement (such recommendation, the “Company Recommendation”).
(d) The copies of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated By-laws, each in the form most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
Section 3.3 Consents and Approvals; No Violations.
(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law, (iii) the Stockholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Antitrust Laws, and (E) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Certificate of Incorporation or its Amended and Restated By-laws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or lease to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.4 Capitalization.
(a) The authorized capital stock of the Company consists of (a) 8,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and (b) 22,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”). As of March 18, 2022, (i) no shares of Preferred Stock are issued and outstanding, (ii) 13,454,665 Shares of Common Stock are issued and outstanding, and (iii) 188,154 shares of Common Stock are reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, of which there are 187,931 shares of Common Stock underlying the Company Performance Stock Units (assuming maximum level performance) and the Company Restricted Stock Units and 223 shares of Common Stock underlying options issued pursuant to the Company Stock Plans (the “Company Options”), which Company Options expire on April 29, 2022. All of the outstanding Shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and in Section 3.4(b) of the Company Disclosure Letter, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding units, performance share awards, rights to receive shares of Common Stock or capital stock of any Subsidiary of the Company on a deferred basis, or rights to purchase or receive Common Stock or capital stock of any Subsidiary of the Company or other equity interest or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any such Subsidiary (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns or has any right to acquire any Shares.
(b) Except as set forth on Section 3.4(b)(i) of the Company Disclosure Letter, (i) all of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and (ii) all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4(b)(ii) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization.
(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of (i) the Company or (ii) any of its Subsidiaries.

Section 3.5 SEC Reports and Financial Statements.
(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2021, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2021, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.
(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.
(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(d) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Documents. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.
Section 3.6 Absence of Certain Changes. Since February 23, 2022, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice (except for prior modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures) and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter, since February 23, 2022, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of clause (iii), (iv), (v), (vi), (vii), (viii) or (ix) of Section 5.1 hereof, had the covenants therein applied since February 23, 2022.
Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required, if known, to be reflected or reserved against in the consolidated financial statements of the Company prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since February 23, 2022, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.8 Compliance with Laws and Court Orders.
(a) The Company and each of its Subsidiaries is, and since January 1, 2020 has been, in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, including all insurance and reinsurance licenses required by any Governmental Entity (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) To the Knowledge of the Company, (i) neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors or officers is listed on the Specially Designated Nationals and Blocked Persons list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, (ii) neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors, officers, employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would or could cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any other Person corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in such Person’s official capacity, (2) inducing such Person to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage, and (iii) each of the Company and each of the Company’s Affiliates complies in all material respects with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti-money laundering, anti-terrorism financing, anti-bribery, anti-corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.
Section 3.9 Material Contracts.
(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Designated Subsidiaries (nor, in the case of clause (viii) below, any of its Insurance Subsidiaries) is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $100 million; (iii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof for consideration in excess of $100 million, other than sales in the ordinary course of business; (iv) collective bargaining agreement; (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Designated Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, other than (in the case of minority investments of the Company or any of its Designated Subsidiaries) rights that would result in a purchase or sale of less than $200 million individually or in the aggregate; (vi) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Designated Subsidiaries; (vii) settlement agreement or similar agreement or Order to which the Company or any of its Designated Subsidiaries is a party involving future performance by the Company or any of its Designated Subsidiaries; (viii) reinsurance or coinsurance treaty or agreement with an annual premium in excess of $50 million; or (ix) lease agreement for Leased Real Property with annual rent in excess of $10 million. Each such contract described in clauses (i)-(ix) is referred to herein as a “Material Contract.”
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Designated Subsidiaries is (and to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Designated Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and its Designated Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts, and, to the Knowledge of the Company, no circumstance exists which (with or without the lapse of time or the giving of notice, or both) would cause them to be in breach thereunder and (iv) neither the Company nor any of its Designated Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.
Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
Section 3.11 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12 Employee Compensation and Benefit Plans; ERISA.
(a) As used herein, the term “Company Plan” shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other material benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a Multiemployer Plan, under which (i) any current or former employee, officer or director, or any natural person who is a contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future material liability.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect:
(i) Each Company Plan is in compliance with all applicable Laws, including, as applicable, ERISA and the Code, including by being funded to the extent required by applicable Law, and has been operated in accordance, and is in compliance, with its terms. With respect to each Company Plan, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary of the Company.
(ii) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS and the Company is not aware of any event occurring since the date of such determination that would reasonably be expected to adversely affect such determination. The Company does not maintain any Company Plan that is primarily for the benefit of Covered Employees based outside of the United States.
(iii) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Company Plans.
(iv) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits and appeals of such claims).
(v) There is no (A) to the Knowledge of the Company, unfair labor practice pending or threatened against or affecting the Company or any of its Subsidiaries, (B) labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (C) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.
(vi) With respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group contributes or has contributed (in the six years prior to the date hereof) for the benefit of an employee of the ERISA Group (“Multiemployer Plan”), none of the members of the ERISA Group has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, any liability for which has not been satisfied in full. With respect to any Multiemployer Plan, to the Knowledge of the Company: (A) no liability under Section 4204 of ERISA has been imposed on any member of the ERISA Group in the six years prior to the date hereof, (B) none of the members of the ERISA Group has received notice that any Multiemployer Plan is or will go into “reorganization” or is “insolvent” as those terms are defined under ERISA, and (C) none of the members of the ERISA Group has received notice that any Multiemployer Plan is in “endangered” or “critical” status (as those terms are defined under ERISA). “ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code. “ERISA Group” means the Company and its ERISA Affiliates.
(vii) No Company Plan that is subject to Title IV of ERISA has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. No member of the ERISA Group has received notice that any Company Plan, which is or is expected to be subject to Title IV of ERISA, is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). The Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Plan subject to Title IV of ERISA, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC. No Encumbrance has been imposed on the assets of any member of the ERISA Group under Section 303(k) of ERISA or Section 430(k) of the Code, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Encumbrance on any such assets, on account of any Company Plan pursuant to Section 303(k) of ERISA or Section 430(k) of the Code.
(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter or as expressly provided by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or materially increase the amount of any compensation due any such current or former employee, director or officer.
Section 3.13 Properties.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, subtenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (ii) (x) there is no pending, and the Company has not since January 1, 2020 received any written notice of any actual or, to the Knowledge of the Company, threatened, Action alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.
Section 3.15 Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have possessed and complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as operated during such period; (ii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person; (iii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, previously owned or occupied by the Company or any of its Subsidiaries under circumstances that have resulted in or are reasonably likely to result in liability of the Company or any of its Subsidiaries under any Environmental Laws; and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.
Section 3.16 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. The Company and each of its Subsidiaries has timely paid all Taxes shown on such Tax Returns as due and owing and all other Taxes required to be paid by it or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company’s most recent Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.
(b) No audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy proposed in writing by any Governmental Entity with respect to any Taxes due and owing by the Company or any of its Subsidiaries.
(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(d) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any liability under any Tax allocation, indemnity, sharing or similar agreement, or has any contractual obligation to indemnify any other Person with respect to Taxes (excluding (i) customary and commercially reasonable Tax indemnification provisions in commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes and (ii) such agreements solely among two or more of the Company and its Subsidiaries).
(e) The Company and each of its Subsidiaries has timely withheld and remitted all Taxes required to have been withheld and remitted under applicable Law, including without limitation, in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(f) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of any consolidated, combined, unitary or affiliated group for Tax Return purposes, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) in the two years prior to the date of this Agreement.
(i) Neither the Company nor any of its Subsidiaries has received any written claim in the past three years from a Governmental Entity in a jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.
(j) Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6706A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(k) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes.
(l) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for, or otherwise pay any amount of deferred Taxes in, any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) material adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 965(h) of the Code; or (vi) action to elect or avail itself of any provision of the CARES Act relating to Taxes.
(m) (i) The Company and each of its Subsidiaries, as applicable, has substantially complied with all applicable requirements under the Code with respect to Insurance Contracts issued or entered into by the Company and/or such Subsidiary, including reporting, withholding and disclosure requirements, and has reported all distributions under such Insurance Contracts substantially in accordance with Tax laws relevant to such Insurance Contracts, (ii) the Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification) and (iii) neither the Company nor any of its Subsidiaries has requested relief from the IRS concerning the qualification of any Insurance Contract issued by the Company and/or such Subsidiary under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder.
Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Shares other than Parent and its Subsidiaries in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. A copy of such opinion has been provided to Parent, solely for informational purposes.
Section 3.18 Statutory Statements.
(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, the Company and its Insurance Subsidiaries have filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Statutory Statements”).
(b) The financial statements included in such Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the Company or its relevant Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of the Company or such Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Statutory Statements.
(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, all material deficiencies or violations noted in any examination reports of any Insurance Regulators received by the Company on or after January 1, 2019 have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, threatened against the Company or any of its Insurance Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Statutory Statements or (ii) as would not have, individually or in the aggregate, a Material Adverse Effect.
(d) Since January 1, 2019, no material fine or penalty has been imposed on the Company or any of its Insurance Subsidiaries by any Insurance Regulator.
Section 3.19 Insurance Regulators. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any of its Insurance Subsidiaries, or (ii) Order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any of its Insurance Subsidiaries and (b) neither the Company nor any of its Insurance Subsidiaries has adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of the Company or any of its Insurance Subsidiaries to issue or enter into Insurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment, (C) limits in any material respect the ability of the Company or any of its Insurance Subsidiaries to pay dividends or (D) requires any material investment to be treated as a “nonadmitted asset” (or the local equivalent). Except for regular periodic assessments in the ordinary course of business consistent with past practice or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against the Company or any of its Insurance Subsidiaries that is peculiar or unique to the Company or any such Insurance Subsidiary by any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 3.20 Insurance Generally.
(a) All policy and contract forms used by the Company and its Insurance Subsidiaries for Insurance Contracts, and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.
(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Insurance Subsidiaries have marketed, sold and issued their Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts. As to premium rates established by the Company or any of its Insurance Subsidiaries that are required to be filed with or approved by any Insurance Regulator, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all applicable Insurance Laws.
(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Insurance Subsidiaries have appropriately taken credit in their Statutory Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance contract to which it is a party, (ii) none of the Company or any of its Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any reinsurance contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no written notice of intended cancellation has been received by the Company or any of its Insurance Subsidiaries from any such reinsurer, and there are no disputes under any reinsurance contract and (iv) all reinsurance premiums due under the reinsurance contracts have been paid in full or were adequately accrued or reserved for by the Company and its Insurance Subsidiaries.
Section 3.21 Insurance Producers. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, each Person, including salaried employees of the Company or its Insurance Subsidiaries, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Insurance Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract and no Producer has breached the terms of any agency or broker contract with the Company or any of its Insurance Subsidiaries or violated any Law or policy of the Companies or its Insurance Subsidiaries in the solicitation, negotiation, writing, sale or production of business.
Section 3.22 Reserves and Provisions. The insurance policy reserves or provisions for benefits, claims, losses (including incurred, but not reported, losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated) and unearned premiums contained in the Statutory Statements and Financial Statements (a) were, except as otherwise noted in the applicable Statutory Statement or in the Financial Statements, as applicable, determined in all material respects in accordance with generally accepted actuarial standards, (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves or provisions in prior fiscal years, except as otherwise noted in the Statutory Statements and Financial Statements, as applicable, and (c) satisfied the requirements of all applicable Insurance Laws in all material respects. Without limiting the generality of the foregoing, the reserves or provisions in the Statutory Statements and in the Financial Statements represented the Company’s best estimate of the ultimate cost of all reported and unreported losses incurred of the Company and its Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements, as of the respective dates of such Statutory Statements and Financial Statements, as applicable.
Section 3.23 Brokers or Finders. Except for the Financial Advisor pursuant to the engagement letter, dated as of March 13, 2022, as amended, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.
Section 3.24 State Takeover Statutes. Assuming the accuracy of the representation and warranty made in Section 4.4, no “moratorium,” “fair price,” “control share acquisition,” “business combination” or other anti-takeover Laws (each, a “Takeover Statute”) are applicable to the Transactions.

Section 3.25 Transactions with Affiliates. Since the date the Company’s last proxy statement was filed with the SEC and through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.26 Investment Advisory and Investment Company Matters. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under Law to control an “investment adviser,” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether or not registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), of any Person required to be registered as an investment company under the Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act, and neither the Company nor any of its Subsidiaries is a promoter (as such term is defined in Section 2(a)(30) of the Investment Company Act) of any Person that is such an investment company. Neither the Company nor any of its Subsidiaries conducts activities of, controls, owns more than a 20% interest in, or is deemed under applicable Law to control, any Person that is an investment adviser as defined in the Investment Advisers Act, whether or not registered under such Act, other than such an investment adviser whose only clients are “insurance companies” as defined in Section 2(a)(17) of the Investment Company Act.
Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.
Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 4.3 Consents and Approvals; No Violations.
(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, (D) the HSR Act and any other Antitrust Laws, and (E) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.
(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.
Section 4.4 Ownership of Common Stock. None of Parent, any of its Subsidiaries (including Merger Sub) or any of their Affiliates (a) owns (directly or indirectly, beneficially or of record) any Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Shares (other than as contemplated by this Agreement).
Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.
Section 4.6 Financing. Parent and Merger Sub have, and at all times through the Closing shall have, sufficient funds available to finance and consummate the Transactions.
Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.
Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.
Section 4.9 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III, and Parent and Merger Sub further agree that, except for the matters expressly set forth in Article III, neither the Company nor any Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information.

ARTICLE V

COVENANTS
Section 5.1 Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent solely for clauses (vii) and (viii) shall not be unreasonably withheld or delayed, the Company agrees that:
(i) each of the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice (except for modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID-19 or COVID-19 Measures);
(ii) the Company will not amend its Certificate of Incorporation or its Amended and Restated By-laws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;
(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its stockholders in their capacity as such; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of capital stock of the Company or any of its Subsidiaries reserved for issuance on the date of this Agreement and issued pursuant to the exercise or settlement of awards outstanding under the Company Stock Plans as of the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries (other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of Rights pursuant to the Company Stock Plans);
(iv) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to increase the compensation payable or to become payable to any of its or their officers, directors or employees, or any natural person engaged as a consultant, or enter into, establish, amend or terminate any Company Plans, except increases in salaries, wages and benefits of employees who are neither directors nor officers of the Company made in the ordinary course of business consistent with past practice;
(v) neither the Company nor any of its Subsidiaries will, except in the ordinary course of business consistent with past practice (A) incur or assume any Indebtedness (other than Indebtedness between the Company and any of its Subsidiaries or between its Subsidiaries, or in connection with the refinancing of any Indebtedness that exists as of the date of this Agreement), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), or (C) make any material loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company);
(vi) neither the Company nor any of its Subsidiaries will make any acquisition of or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person (other than a Subsidiary of the Company) (A) in excess of $50 million, individually or in the aggregate, or (B) that would make it more difficult to satisfy the conditions to Closing set forth in Section 7.1(b);
(vii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or settle any claims involved in any Action, other than the payment, discharge, waiver or settlement of claims,

liabilities or obligations (A) in the ordinary course of business consistent with past practice, or (B) reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) for amounts not in excess of those so reflected or reserved;
(viii) neither the Company nor any of its Subsidiaries will materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP, Applicable SAP or Law;
(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets with a value in excess of $50 million, individually or in the aggregate, except in this clause (B), in the ordinary course of business consistent with past practice;
(x) neither the Company nor any of its Subsidiaries will adopt any shareholder rights plan;
(xi) neither the Company nor any of its Subsidiaries will enter into any new business line that is outside their existing businesses (or a business complementary thereto or a natural extension thereof), to the extent doing so would be material to the Company and its Subsidiaries taken as a whole;
(xii) neither the Company nor any of its Subsidiaries will enter into any material block reinsurance transaction;
(xiii) neither the Company nor any of its Insurance Subsidiaries will alter or amend in a manner that is material to the financial condition of the Company and its Insurance Subsidiaries, taken as a whole, any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy, or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, Applicable SAP or Law;
(xiv) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.
Section 5.2 Go-Shop; No Solicitation by the Company.
(a) Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is (I) twenty-five calendar days following the date of this Agreement (the “No-Shop Period Start Date”) for any Person or “group” who is not an Excluded Party, or (II) in respect of any Excluded Party, ten calendar days after the No-Shop Period Start Date (the “Cut-Off Date”), as applicable, the Company, its Subsidiaries and their respective officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) shall have the right to (i) solicit, initiate, induce or encourage any Takeover Proposals, or facilitate the making, submission or announcement of one or more Takeover Proposals from any Person or its Representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries, in each case subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement; (ii) enter into, participate in or engage in discussions or negotiations with any Person or its Representatives with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal; and (iii) otherwise cooperate with, assist, participate in or facilitate any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal. The Company will substantially concurrently (and in any event within twenty-four hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided by or on behalf of the Company to any Person or its Representatives pursuant to this Section 5.2(a) that was not previously made available to Parent and shall not provide to any such Person any non-public information of or relating to Parent, Merger Sub or any of their respective Affiliates or Representatives.

(b) Subject to the terms of this Section 5.2, from and after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and Representatives to, cease any discussions or negotiations with any parties that may then be ongoing with respect to a Takeover Proposal and shall (x) seek to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations; (y) cease providing any further information with respect to the Company or any Takeover Proposal to any such Person or its Representatives; and (z) immediately terminate all access granted to any such Person or its Representatives to any physical or electronic data room (or any other due diligence access). From the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was made after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date) and prior to the receipt of the Stockholder Approval, in circumstances not involving a breach of this Agreement, the Company Board determines in good faith, after considering applicable provisions of state Law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c) and Section 5.2(d), (A) request information from the Person making such Takeover Proposal for the sole purpose of the Company Board informing itself about the Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, provided that (1) such Acceptable Confidentiality Agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(b) by the Company. From the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal (unless the Company Board determines in good faith, after considering applicable provisions of applicable Law and after consultation with outside counsel, that enforcing or not waiving such provision would otherwise prevent a Takeover Proposal from being made to the Company).
(c) Except as expressly permitted in this Section 5.2(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by the Company Board or such committee of this Agreement, the Merger, and the other Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Superior Proposal that was made after the date hereof and prior to the receipt of the Stockholder Approval in circumstances not involving a breach of this Agreement, after considering applicable provisions of applicable Law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 5.2(b) and Section 5.2(d)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement; provided, however, that any actions described in clause (x), (y) or (z) may be taken only

(1) after the second Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, (2) if the Company has negotiated in good faith with Parent during such notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of this Agreement, (3) if, following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with the Financial Advisor and receiving the advice of outside counsel) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.2(c) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso. Notwithstanding anything in this Agreement to the contrary, the Company Board may at any time in response to an Intervening Event withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions in the event it determines in good faith, after considering applicable provisions of applicable Law and after consultation with outside counsel, that such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Company Board to comply with its fiduciary duties under applicable Law, provided that the Company has provided to Parent five Business Days’ prior written notice advising Parent that it intends to take such action and specifying the Intervening Event in reasonable detail.
(d) In addition to the obligations of the Company set forth in Section 5.2(b) and Section 5.2(c), the Company shall promptly (and in any event within twenty-four hours) advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the other Transactions, or in exercising any of its other rights under Section 5.2(b) or Section 5.2(c).
(e) Nothing contained in this Section 5.2 or Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 5.2(c), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1 Preparation of Proxy Statement.
(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the opinion of the Financial Advisor described in Section 3.17, and the Company shall use reasonable best efforts to obtain the Stockholder Approval. Without limiting the foregoing, the Company shall engage a proxy solicitation firm and information agent, actively attempt to contact and obtain votes from the Company’s stockholders (including its retail stockholders with meaningful holdings of Shares), and work with the Company’s transfer agent and inspector of elections to facilitate an appropriate and straightforward process for obtaining the Stockholder Approval.
(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and will provide Parent and its counsel the opportunity to review and comment on the Company’s proposed response thereto. The Company will respond promptly to any such comments from the SEC or its staff.
(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.
Section 6.2 Stockholders Meeting.
(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action to approve this Agreement as soon as practicable following the date hereof. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company in its sole discretion may adjourn or postpone the Special Meeting after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (y) the Company shall adjourn or postpone the Special Meeting if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.
(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates, if any, in favor of the approval of the Merger and the approval of this Agreement.
Section 6.3 Reasonable Best Efforts. Subject to Section 6.3(f):
(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity or Insurance Regulator) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, including the Required Insurance Approvals, and (iv) the execution and delivery by the Company of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.
(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.
(c) The Company and Parent shall use reasonable best efforts to file the required notification under the HSR Act as promptly as practicable and in any event within fifteen Business Days after the date of this Agreement and all other required antitrust notifications as promptly as practicable in each relevant jurisdiction and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.
(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.
(e) The Company and Parent shall use reasonable best efforts to obtain the Required Insurance Approvals as promptly as practicable in each relevant jurisdiction and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from any Insurance Regulator or other Governmental Entity in connection with insurance regulatory matters, as promptly as practicable. Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Insurance Regulator or other Governmental Entity with respect to the Transactions under any Insurance Law. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(e) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(e).
(f) Notwithstanding Section 6.3(a) through Section 6.3(e) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries) or Affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or any Subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (iv) of this Section 6.3(f), a “Restriction”), other than (i) Restrictions with respect to the Surviving Corporation and its Subsidiaries, individually or in the aggregate with all other such Restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the Merger, would not exceed $100,000,000 and (ii) the sale or disposition of any of the Subsidiaries set forth on Section 6.3(f) of the Company Disclosure Letter (together with the Restrictions set forth in clause (i), the “Permitted Restrictions”). Nothing in this Section 6.3(f) shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this Section 6.3(f) unless the effectiveness of such agreement or action is conditioned upon the Closing.
Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect that would cause any condition to the Merger to fail to be satisfied, at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its representatives, from time to time prior to the earlier of the Effective Time and the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Parent shall and shall cause Parent’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or representatives, directly or indirectly, pursuant to this Section 6.5 and in accordance with the Confidentiality Agreement.
Section 6.6 Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7 Indemnification.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions, provided, however, that, in the case of the Surviving Corporation, such indemnification shall only be to the fullest extent a corporation is permitted under Delaware Law to indemnify its own directors and officers, and in the case of indemnification by Parent, Parent’s indemnification shall not be limited by Delaware Law, but Parent shall not be required to indemnify any Indemnified Party if a final, non-appealable judgment or adjudication in an action against any such Indemnified Party by a claimant (not including an action brought by Parent, Surviving Corporation, or any insurer of either) with respect to such claims establishes: (A) that the acts or omissions of such Indemnified Party were the result of deliberate criminal or fraudulent acts by the Indemnified Party; or (B) that the claim against such Indemnified Party arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which such Indemnified Party was not legally entitled. Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by Delaware Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party). The Indemnified Parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is a conflict on any significant issue between the positions of any two or more Indemnified Parties.
(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and the Amended and Restated By-laws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would diminish or adversely affect the rights of an Indemnified Party thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.
(c) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the governing documents of the Company and any of its Subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The rights under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
(d) In the event that Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.
(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies; provided, however, that following the Closing there shall be no obligation to continue or extend such policies.
Section 6.8 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.
Section 6.9 Employee Matters.
(a) For a period of one year from the Effective Time, or, if longer, until December 31, 2023, Parent shall cause the Surviving Corporation to provide, or cause to be provided, to the employees of the Company and to the employees of each Subsidiary of the Company as of immediately prior to the Effective Time (collectively, the “Company Employees”) who remain employed by the Surviving Corporation or such Subsidiary, compensation and benefits that are no less favorable, in the aggregate, to such Company Employees than the compensation and benefits provided to such Company Employees immediately prior to the Effective Time, determined on a “company-by-company” basis. Notwithstanding the foregoing, the obligations in this Section 6.9 shall not restrict Parent and the Surviving Corporation from making changes that (A) are consistent with changes currently planned or contemplated by the Company, or (B) are collectively bargained for. Parent shall cause the Surviving Corporation to honor in accordance with their terms all Company Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Plan in accordance with its terms and applicable Law (including obtaining the consent of the other parties to and beneficiaries of such Company Plan to the extent required thereunder). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its Subsidiaries shall not, after the Effective Time, provide any form of equity-based compensation.
(b) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depend, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits and that such service would have been recognized under the corresponding Company Plan.
(c) The provisions of this Section 6.9 shall be binding upon and inure solely to the benefit of the respective parties to this Agreement, and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, legal representative or beneficiary thereof, or any other person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits, of any nature or kind whatsoever under this Agreement. Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of such entities.
Section 6.10 Takeover Statutes. Each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of any Takeover Statutes that become or are deemed to be applicable to the Company, Parent, Merger Sub or the Transactions, to be inapplicable to the foregoing.
Section 6.11 Stockholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any party and/or its respective directors relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger or any other Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.
ARTICLE VII

CONDITIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law, except for the condition set forth in clause (ii) of Section 7.1(b), which may be waived in whole or in part by Parent and Merger Sub:
(a) Stockholder Approval. The Stockholder Approval shall have been obtained.
(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) with respect to non-U.S. jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or been deemed in accordance with the relevant Law to have been granted) by the relevant Governmental Entity, and (iii) the authorizations, consents, orders or approvals of, or declarations or filings with, any Insurance Regulator or Governmental Entity set forth on Section 7.1(b) of the Company Disclosure Letter under any Insurance Law shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents, the “Required Insurance Approvals”), and all such Required Insurance Approvals shall be in full force and effect.
(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3, each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.
Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of the Company contained in this Agreement (other than those specified in clauses (ii), (iii), or (iv) below) shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) The representations and warranties of the Company contained in Section 3.4(b)(i) and Section 3.4(c)(i) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing.
(iii) The representations and warranties of the Company contained in Section 3.2(c), Section 3.4(a), and Section 3.23 of this Agreement shall be true and correct in all respects (except, in the case of Section 3.4(a) for de minimis inaccuracies therein) at and as of the date of this Agreement and at and as of the Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(iv) The representations and warranties of the Company contained in Section 3.6(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of such time.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c) No Orders or Laws. No Order or Law shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which imposes any Restrictions on Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries), other than Permitted Restrictions.
(d) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.
ARTICLE VIII

TERMINATION
Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder Approval):
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by either Parent or the Company if:
(i) the Merger has not been consummated on or before November 21, 2022 (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b)

shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended to January 21, 2023; provided further, however, that, if, on the Outside Date (as extended), any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended to March 21, 2023;
(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or
(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares, provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) is subject to the Company’s compliance with clause (y) of the third sentence of Section 6.2(a);
(c) by the Company prior to the receipt of the Stockholder Approval, if the Company Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company concurrently enters into such definitive agreement with respect to such Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2;
(d) by Parent, if the Company Board or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions, or approved, determined to be advisable or recommended, or proposed publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;
(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or
(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).
A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.
Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach, and in the case of fraud or willful breach of this Agreement by either party, the other party shall be entitled to pursue all damages and other remedies that may be available to it; provided further, however, that the provisions of Section 6.5 relating to confidentiality, Section 6.6, this Section 8.2, Article IX and Article X hereof shall survive such termination.

ARTICLE IX

MISCELLANEOUS
Section 9.1 Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after approval of this Agreement by the stockholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.
Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.
Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by nationally recognized overnight courier service or by electronic mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 prior to 5:00 p.m. (Eastern Time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 later than 5:00 p.m. (Eastern Time) on any date and earlier than 12:00 a.m. (Eastern Time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications shall be as follows:
(a)	if to Parent or Merger Sub, to:
Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
	Telephone No.:	(402) 346-1400
	Email Address:	See Annex I
Attention: Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson, LLP
350 South Grand Avenue, 50th Floor
Los Angeles, California 90071
	Telephone No.:	(213) 683-9100
	Email Address:	Jennifer.Broder@mto.com
Robert.Denham@mto.com
Attention: Jennifer Broder and Robert Denham

(b)	if to the Company, to:

Alleghany Corporation
1411 Broadway, 34th Floor
New York, New York 10018
	Telephone No.:	(212) 752-1356
	Email Address:	See Annex I
Attention: Christopher K. Dalrymple

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Telephone No.:	(212) 728 - 8000
	Email Address:	sseidman@willkie.com
ldelanoy@willkie.com
lacker@willkie.com
Attention: Steven A. Seidman, Laura L. Delanoy and Laura H. Acker
Section 9.5 Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.
Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and, prior to the Closing, the Confidentiality Agreement, (a) reflect the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, solely to the extent stated therein, are not intended to and shall not confer upon any Person other than the parties to this Agreement and the Confidentiality Agreement (and their permitted assigns) any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred).
Section 9.7 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.
Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.
Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.10 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware (and the applicable appellate courts thereof) in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the Chancery Court of the State of Delaware, or that any such dispute brought in such court has been brought in an inconvenient forum.
Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in such event. The parties accordingly agree that the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages or provide any bond or other security in connection with any such order or injunction.
Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
ARTICLE X

DEFINITIONS; INTERPRETATION
Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.
Defined Term	Section
Acceptable Confidentiality Agreement	10.2
Acquisition Agreement	5.2(c)
Action	10.2
Affiliates	10.2
Agreement	Preamble
Anti-Corruption Laws	3.8(b)
Antitrust Laws	6.3(d)
Applicable SAP	10.2
Book-Entry Shares	2.1(a)
Business Day	10.2
CARES Act	10.2
Certificate of Incorporation	3.2(d)
Certificate of Merger	1.3
Certificates	2.1(a)
Closing	1.2
Closing Date	1.2
Code	10.2
Common Stock	3.4(a)
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III
Company Employees	6.9(a)
Company Options	3.4(a)
Company Performance Share	2.3(a)
Company Permits	3.8(a)
Company Plan	3.12(a)

Defined Term	Section
Company Recommendation	3.2(c)
Company Restricted Stock Unit	2.3(b)
Company Restricted Stock Unit Payment	2.3(a)(ii)
Company SEC Documents	3.5(a)
Company Stock Plans	10.2
Confidentiality Agreement	10.2
Covered Employees	3.12(a)
Cut-Off Date	5.2(a)
COVID-19	10.2
COVID-19 Measures	10.2
DCP	2.3(a)
Delaware Law	1.1
Dissenting Shares	2.6(a)
Director RSUs	2.3(c)
Effective Time	1.3
Encumbrance	10.2
Environmental Laws	10.2
Environmental Permits	10.2
ERISA	3.12(a)
ERISA Affiliate	3.12(b)(vi)
ERISA Group	3.12(b)(vi)
Exchange Act	3.3(a)
Excluded Party	10.2
Financial Advisor	3.17
Financial Statements	3.5(a)
GAAP	3.5(a)
Governmental Entity	3.3(a)
HSR Act	3.3(a)
Indebtedness	10.2
Indemnified Liabilities	6.7(a)
Indemnified Parties	6.7(a)
Insurance Contract	10.2
Insurance Law	10.2
Insurance Regulator	10.2
Intellectual Property Rights	10.2
Intervening Event	10.2
Investment Advisers Act	3.26
Investment Company Act	3.26
IRS	10.2
Knowledge	10.2
Law	10.2
Leased Real Property	10.2
Material Adverse Effect	10.2
Material Contract	3.9(a)
Materials of Environmental Concern	10.2
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.12(b)(vi)
No-Shop Period Start Date	5.2(a)

Defined Term	Section
Order	10.2
Outside Date	8.1(b)(i)
Owned Real Property	10.2
Parent	Preamble
Parent Owned Shares	Recitals
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PBGC	3.12(b)(vii)
Permitted Encumbrances	10.2
Permitted Restrictions	6.3(f)
Person	10.2
Preferred Stock	3.4(a)
Prime Rate	2.3(a)
Producers	3.21
Proxy Statement	3.10
Qualified Retirement	2.3(a)
Representatives	5.2(a)
Required Insurance Approvals	7.1(b)
Restraints	7.1(c)
Restriction	6.3(f)
Rights	3.4(a)
SEC	10.2
Securities Act	3.5(a)
Shares	Recitals
Site	10.2
SOX	3.5(a)
Special Meeting	6.2(a)
Statutory Statements	3.18(a)
Stock-Based Deferred Compensation Plan	10.2
Stockholder Approval	3.2(b)
Subsidiary	10.2
Superior Proposal	10.2
Surviving Corporation	1.1
Takeover Proposal	10.2
Takeover Statute	3.19
Tax	10.2
Tax Return	10.2
Transactions	2.2(e)
Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that contains provisions (other than with respect to any immaterial provisions) that are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement.
“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.
“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Applicable SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).
“Cause” means a recipient’s (a) conviction of a felony, (b) willful failure to implement reasonable directives of a senior employee, or (c) gross misconduct in connection with the performance of any of recipient’s duties.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Stock Plans” means, collectively, the Company’s 2005 Directors’ Stock Plan, the Company’s 2010 Directors’ Stock Plan, the Company’s 2015 Directors’ Stock Plan and the Company’s 2017 Long-Term Incentive Plan.
“Confidentiality Agreement” means that certain letter agreement between the Company and Parent, dated March 10, 2022.
“Designated Subsidiary” means each of RSUI Indemnity Company, RSUI Group, Inc., Alleghany Insurance Holdings LLC, Transatlantic Reinsurance Company, and Transatlantic Holdings, Inc.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.
“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.
“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
“Excluded Party” means any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) (i) who submits a written offer or proposal that constitutes a bona fide Takeover Proposal to the Company or any of its Representatives after the date hereof and prior to the No-Shop Period Start Date and (ii) whose Takeover Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and the Financial Advisor), to be, or to be reasonably expected to lead to, a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Takeover Proposal is withdrawn by such Person or (2) such Takeover Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and the Financial Advisor), no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.
“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under capital leases.
“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Company or any of its Subsidiaries.
“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether Federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.
“Insurance Subsidiaries” means the Subsidiaries of the Company set forth on Section 10.2(b) of the Company Disclosure Letter.
“Insurance Regulator” means any Governmental Entity regulating the business of insurance under Insurance Laws.

“Intellectual Property Rights” means (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals thereof, (iii) copyrights and copyrightable works and all applications and registrations thereof, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other similar proprietary rights whether now known or hereafter recognized in any jurisdiction.
“Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (i) was neither known by nor reasonably foreseeable to the Company Board as of or prior to the date hereof and (ii) does not relate to (A) any Takeover Proposal, or (B) clearance of the Merger or satisfaction of any waiting period under any Antitrust Laws.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the Chairman & Chief Executive Officer and Chief Financial Officer of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: Chief Executive Officer; Chief Financial Officer; and General Counsel.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.
“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.
“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price or trading volume of the Common Stock, or in the Company’s credit rating or financial strength rating, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (G) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof), (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (I) any hurricane, tornado, flood, earthquake or other natural disaster or (J) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, in each case, in connection with or in response to SARS-CoV-2 or COVID-19 (together, “COVID-19”) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “COVID-19 Measures”), including any change, effect, event, occurrence, development, condition or fact with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent waves).

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.
“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.
“Owned Real Property” means all material real property reflected in the latest audited balance sheet included in the Company SEC Documents as owned by the Company or any Subsidiary of the Company or material real property acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business).
“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business, (v) reversionary obligations in respect of real estate granted to the Company or any of its Subsidiaries by Governmental Entities, (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vii) other imperfections or irregularities in title, charges, easements, rights-of-way, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, covenants, restrictions and other customary encumbrances on title to or use of real property, (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (vi) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance placed by a developer or lessor thereof, or otherwise affecting the interest of the lessor thereof.
“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.
“SEC” means the United States Securities and Exchange Commission.
“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.
“Stock-Based Deferred Compensation Plan” means any Company Plan or part thereof that provides for the deferral of compensation and represents amounts notionally invested in a number of Shares or otherwise provides for distributions or benefits that are calculated based on the value of a Share.
“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, (i) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States or (ii) of which at least 50% of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that, in the case of Parent, “Subsidiary” shall not include any pension funds of the Subsidiaries of Parent.
“Superior Proposal” means a bona fide written Takeover Proposal (with all references to “20%” in the definition of Takeover Proposal being deemed to be references to “100%”) that was not the result of a violation of Section 5.2 and that the Company Board determines in good faith (after consultation with the Financial Advisor and receiving the advice of outside counsel) (i) is in the best interests of the Company, (ii) is more favorable to the stockholders of the Company from a financial point of view, than the Merger, (iii) is no less favorable to the stockholders of the Company with respect to the certainty and timing of closing and payment than the Merger, and (iv) for which the third party has demonstrated that the financing for such offer, if any, is fully committed.
“Takeover Proposal” means any transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) of (A) 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such Person or group of Persons would equal 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (1) the Company or (2) Subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, pursuant to which any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) would hold securities representing more than 20% of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction, in each case, other than the Transactions.
“Tax” or “Taxes” means all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.
“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.
“Total Disability” means a recipient’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totally six months during any consecutive twelve (12) month period.
Section 10.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and schedules are to Articles, Sections and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For purposes of analyzing the Company’s representations and warranties and related disclosures under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company SEC Documents or the Company Disclosure Letter or is information otherwise generally available to the public as of the date hereof.
[Signatures on Following Page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.
BERKSHIRE HATHAWAY INC.

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Senior Vice President & CFO

O&M ACQUISITION CORP.

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	President

ALLEGHANY CORPORATION

By:	/s/ Joseph P. Brandon
	Name:	Joseph P. Brandon
	Title:	President and Chief Executive Officer

Annex B
200 West Street |New York, NY 10282-2198
Tel: 212-902-1000 |Fax: 212 -902-3000

PERSONAL AND CONFIDENTIAL

March 20, 2022

Board of Directors
Alleghany Corporation
1411 Broadway
New York, NY, 10018
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Berkshire Hathaway Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Alleghany Corporation (the “Company”) of the $848.02 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 20, 2022 (the “Agreement”), by and among Parent, Merger Sub, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including affiliates of Warren Buffett, a significant shareholder of Parent (the “Significant Shareholder”) or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a book runner with respect to a public offering of the Company’s 3.25% senior unsecured notes due August 2051 (aggregate principal amount $500,000,000) in July 2021; and as a book runner with respect to a public offering of the Company’s 3.625% senior unsecured notes due May 2030 (aggregate principal amount $500,000,000) in May 2020. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a book runner with respect to a public offering by Burlington Northern Santa Fe Corporation, a subsidiary of Parent, of its investment grade bonds due in 2051 (aggregate principal amount $925,000,000) in March 2021; as a book runner with respect to a public offering of Parent’s JPY-denominated senior notes (aggregate principal amount $2,316,000,000) in April 2020; and as a book runner with respect to a public offering of Burlington Northern Santa Fe Corporation’s investment grade bonds (aggregate principal amount $575,000,000) in April 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, the Significant Shareholder and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with the Parent and its affiliates from time to time and may do so in the future.
Securities and Investment Services Provided by Goldman Sachs & Co.LLC

200 West Street |New York, NY 10282-2198
Tel: 212-902-1000 |Fax: 212 -902-3000

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior managements of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance and reinsurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves of the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $848.02 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $848.02 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, or Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating,
Securities and Investment Services Provided by Goldman Sachs & Co.LLC

200 West Street |New York, NY 10282-2198
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revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $848.02 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co.LLC

Annex C
Delaware Corporation Service
Del Code Ann. tit. 8, §262
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:
(1) Provided, however, that 1 no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) 2[Repealed.]
(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 256, L. ‘20 (solely with respect to the repeal of Section 363(b)(2)) shall be eff. only with respect to a merger or consolidation consummated pursuant to an agreement entered into, or, with respect to a merger consummated pursuant to Section 253, resolutions of the board of directors adopted, on or after enactment into law of such Section).
Ch. 256, L. ‘20, eff. as stated above, added matter in italic and deleted 1“, except as expressly provided in §363(b) of this title,” and 2“In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.””

Alleghany

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ALLEGHANY CORPORATION
Special Meeting of Stockholders
This proxy is solicited on behalf of the Board of Directors of Alleghany Corporation for the Special Meeting of Stockholders to be held on [TBD], 2022.

The undersigned stockholder(s) of ALLEGHANY CORPORATION hereby appoint(s) [TBD] and [TBD], or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALLEGHANY CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] on [TBD], 2022, at [TBD] local time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

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